Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT,

dated as of October 14, 2009,

among

HECLA MINING COMPANY,

as the Parent

HECLA ALASKA LLC,

HECLA GREENS CREEK MINING COMPANY, and

HECLA JUNEAU MINING COMPANY,

as the Borrowers,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS

FROM TIME TO TIME PARTIES HERETO,

as the Lenders, and

THE BANK OF NOVA SCOTIA,

as the Administrative Agent for the Lenders.

SCOTIA CAPITAL,

and

ING CAPITAL LLC,

as Co-Lead Arrangers and Co-Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

iv

(continued)

-v-

(continued)

-vi-

SCHEDULES AND EXHIBITS

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office; Contact Information

EXHIBIT A	-	Form of Note
EXHIBIT B	-	Form of Borrowing Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Effective Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Subsidiary Guaranty
EXHIBIT G	-	Form of Pledge Agreement
EXHIBIT H	-	Form of Security Agreement
EXHIBIT I	-	Form of Interco Subordination Agreement
EXHIBIT J	-	Form of Lender Assignment Agreement
EXHIBIT K	-	Form of Parent Guaranty

-vii-

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 14, 2009, is among HECLA MINING COMPANY, a Delaware corporation (the “Parent”), HECLA ALASKA LLC, a Delaware limited liability company (“Hecla Alaska”), HECLA GREENS CREEK MINING COMPANY (formerly known as Kennecott Greens Creek Mining Company), a Delaware corporation (“Hecla Greens Creek”), HECLA JUNEAU MINING COMPANY (formerly known as Kennecott Juneau Mining Company), a Delaware corporation (“Hecla Juneau”, and together with Hecla Alaska and Hecla Greens Creek, the “Borrowers”, and each individually a “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), THE BANK OF NOVA SCOTIA (“Scotiabank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Parent and the Borrowers are engaged in the mining, extraction, production, handling, milling and other forms of processing ores, minerals and mineral resources (capitalized terms used in these recitals and not defined in these recitals to have the meanings set forth in Section 1.1 below);

WHEREAS, the Parent has entered into that certain Amended and Restated Credit Agreement, dated as of April 16, 2008 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), with Scotiabank as administrative agent thereunder, and each lender from time to time party thereto;

WHEREAS, each of the Borrowers has provided that certain Subsidiary Guaranty, dated as of April 16, 2008 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Subsidiary Guaranty”), to Scotiabank as administrative agent thereunder under which each Borrower has guaranteed the obligations of Parent under the Existing Credit Agreement;

WHEREAS, the Parent and the Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to reflect the terms of this Agreement, and the Lenders have agreed to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than those that remain herein and other than for accrued fees and expenses, and indemnification provisions, accrued and owing under the terms of the Existing Credit Agreement on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement, in each case to the extent provided for in the Existing Credit Agreement);

WHEREAS, the Parent and each of the Borrowers also request that the Obligations of the Obligors under the Loan Documents (in each case, as defined in the Existing Credit Agreement) continue under this Agreement and the Loan Documents;

WHEREAS, the Parent and each of the Borrowers further request that the Term Loans under and as defined in the Existing Credit Agreement be continued under this Agreement, with such modifications as set forth herein, including providing the Borrowers the ability to reborrow principal amounts repaid with respect to such Term Loans following the Effective Date; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to agree to the foregoing.

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“6.5% Mandatory Convertible Preferred Stock” means the Parent’s 6.5% Mandatory Convertible Preferred Stock, par value $0.25 per share.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affiliate” means, relative to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,

(x) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(y) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agreement” means, on any date, this Credit Agreement.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1/2 of 1% and (c) except during a LIBO Rate Unavailability Period, the sum of 1.00% plus the one month LIBO Rate.

Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The

Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Applicable Law” means, relative to any Person, (x) all provisions of laws, statutes, treaties, ordinances, rules, regulations, requirements, restrictions, permits, certificates, decisions, directives, guidelines or orders of any Governmental Authority applicable to such Person or any of its assets or property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

“Applicable Margin” means (x) 5.00% per annum with respect to Base Rate Loans, and (y) 6.00% per annum with respect to LIBO Rate Loans.

“Approval” means each approval, authorization, license, permit, franchise, consent, certificate, franchise, exemption, filing or registration by or with any Governmental Authority.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Arrangers” means each of Scotia Capital and ING Capital LLC, and any Affiliates of the foregoing, in each case in their respective capacities as co-lead arrangers.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2 (or otherwise most recently certified to the Administrative Agent pursuant hereto).

“Bankruptcy Code” shall mean Title 11 of the United States Bankruptcy Code, as amended from time to time, and any successor statute thereto.

“Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Board of Directors” means, relative to any Person, (w) in the case of any corporation, its board of directors, (x) in the case of any limited liability company, its board of managers (or the functional equivalent of the foregoing), (y) in the case of any partnership, the Board of Directors of the general partner of such partnership (or the functional equivalent of the foregoing) and (z) in any other case, the functional equivalent of the foregoing.

“Borrower” and “Borrowers” are defined in the preamble.

“Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of a Borrower substantially in the form of Exhibit B hereto.

“Business Day” means

(x) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, London, England or Toronto, Canada; and

(y) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (x) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditure” means, for any period, the aggregate amount of (x) any expenditure of the Parent or its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as a capital expenditure and (y) any Capitalized Lease Liability incurred by the Parent and its Subsidiaries during such period.

“Capital Security” means, with respect to any Person, any share, interest, participation or other equivalent (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

“Capitalized Lease Liability” means, with respect to any Person, any monetary obligation of such Person and its Subsidiaries under any leasing or similar arrangement which has been (or, in accordance with GAAP, should be) classified as a capitalized lease, and for purposes of each Loan Document the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by

(i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P, P-1 or higher by Moody’s, or F-1 or higher from Fitch, or

(ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by

(i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s, A or higher from S&P or A or higher from Fitch and (y) a combined capital and surplus greater than $500,000,000, or

(ii) any Lender, or

(iii) Idaho Independent Bank (provided that the aggregate amount invested in all such certificates of deposit, time deposit and bankers acceptances issued by Idaho Independent Bank at any time shall not exceed $20,000,000); or

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

(i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Casualty Event” means the damage or destruction or any taking under power of eminent domain or by condemnation or similar proceeding, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a) at any time any Person or Persons acting in concert, shall become the “beneficial holder” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities of the Parent representing more than 50% of the issued and outstanding Voting Securities of the Parent on a fully diluted basis;

(b) during any period of 24 consecutive months commencing on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office;

(c) the occurrence of any “Change in Control” (or similar term) under (and as defined in) any Subordinated Debt Document or Designated Preferred Stock Document; or

(d) the failure of the Parent at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of each Borrower and each Subsidiary Guarantor, such Capital Securities to be held free and clear of all Liens (other than Liens permitted pursuant to clauses (a), (h) and (j) of Section 7.2.3).

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means all of the collateral referred to in the Loan Documents or that is intended to be subject to Liens in favor of the Administrative Agent pursuant to Section 7.1.8.

“Commitment” means with respect to each Lender, such Lender’s obligation to make its Loans pursuant to Section 2.1.

“Commitment Amount” means, on any date, $60,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Commitment Termination Date” means the earliest of

(a) the Stated Maturity Date;

(b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Commitments shall terminate automatically and without any further action.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default relative to the Parent or the Borrowers described in clauses (a) through (d) of Section 8.1.9; or

(b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3 or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated in accordance with Section 8.3.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Parent, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Parent’s compliance with the financial covenants contained herein.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person or is liable to maintain the solvency or any balance sheet item, level of income or financial condition of any other Person for the purpose of assuring a creditor against loss. The amount of any Person’s obligation under any Contingent Liability shall (subject, however, to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of a Borrower, substantially in the form of Exhibit C hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Extension” means the making of Loans by a Lender.

“Current Assets” means the total assets which would properly be classified in accordance with Section 1.5 as consolidated current assets of the Parent and its Subsidiaries.

“Current GAAP Financials” is defined in Section 1.5.

“Current Liabilities” means the total liabilities which would properly be classified in accordance with Section 1.5 as consolidated current liabilities of the Parent and its Subsidiaries (other than the current portion of outstanding Indebtedness of the Parent and its Subsidiaries that matures more than one year from the date of its creation (including the Loans) or matures within one year from such date and is renewable or extendable, at the option of the Parent or one of its Subsidiaries, to a date more than one year from such date).

“Current Ratio” means, at any time, the ratio of:

(a) Current Assets at such time;

to

(b) Current Liabilities at such time.

“Deed of Trust” means that certain Amended and Restated Deed of Trust with Power of Sale, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing, dated as of October 14, 2009, among the Borrowers, as trustors, First American Title Insurance Company, as trustee, and The Bank of Nova Scotia Trust Company of New York, as beneficiary.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Preferred Stock” means preferred stock of the Parent (a) which does not require any scheduled redemption within one year following the Stated Maturity Date, (b) with respect to which dividends may not be declared, paid or funds set aside for payment thereof following the occurrence and during the continuance of a Default and (c) either contains (i) terms that are not more onerous on the Parent than the terms of its Series B Preferred Stock or its 6.5% Mandatory Convertible Preferred Stock or (ii) covenants, redemption events, redemption provisions and other terms that are, in the reasonable judgment of the Required Lenders, customary for comparable issuances of preferred stock.

“Designated Preferred Stock Documents” means, collectively, the certificate of designations, purchase agreements and other instruments and agreements evidencing the terms of Designated Preferred Stock, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Parent and the Borrowers with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means, with respect to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s assets (including accounts receivable and Capital Securities of such Person’s Subsidiaries) or Approvals to any other Person in a single transaction or series of transactions.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated as its “Domestic Office” on Schedule II or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Parent and the Borrowers.

“Earn-out Obligations” is defined in the definition of Indebtedness.

“EBITDA” means, for any applicable period, the sum of

(a) Net Income (exclusive of all amounts in respect of any gains and losses realized from Dispositions other than inventory Disposed of in the ordinary course of business), plus

(b) to the extent deducted in determining Net Income, the sum, without duplication, of (i) amounts attributable to amortization and depreciation of assets, (ii) income tax expense, (iii) Interest Expense, (iv) non-cash charges (other than write-downs of accounts receivable) and (v) expenses paid in respect of any consummated Permitted Acquisition to the extent such expenses previously would have been permitted to be capitalized in accordance with GAAP as in effect on December 31, 2007, minus

(c) to the extent added in determining Net Income, the sum, without duplication, of (i) interest income paid during such period to the Parent and its Subsidiaries, (ii) non-cash gains, (iii) the income of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions, (iv) the income of any Subsidiary of the Parent (other than any Borrower or any Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under the Loan Documents) or requirement of law applicable to such Subsidiary, (v) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Parent or any of the Parent’s Subsidiaries and (vi) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, minus

(d) the amount of all cash payments made in such period to the extent that such payments relate to a non-cash charge incurred in a previous period that was added back in determining EBITDA hereunder pursuant to the preceding clause (b)(iv).

“Effective Date” means the date this Agreement becomes effective pursuant to Section 5.1.

“Effective Date Certificate” means the effective date certificate executed and delivered by an Authorized Officer of the Parent, substantially in the form of Exhibit D hereto.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, the Parent, any Affiliate of the Parent or any other Person taking direction from, or working in concert with, the Parent or any of the Parent’s Affiliates).

“Environmental Law” means all present and future Applicable Laws imposing liability or standards of conduct relating to the environment, industrial hygiene, land use or the protection of human health and safety, natural resources, pollution (including Hazardous Materials) or waste management, including laws relating to reclamation of land and waterways.

“Equity Incentive Plans” means the Hecla Mining Company 1995 Stock Incentive Plan, as amended, the Hecla Mining Company Stock Plan for Nonemployee Directors, as amended, and the Hecla Mining Company Key Employee Deferred Compensation Plan, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“Event of Default” is defined in Section 8.1.

“Excess Cash Flow” means, for any Fiscal Year, the excess (if any), of

(x) EBITDA for such Fiscal Year;

minus

(y) the sum (for such Fiscal Year) of (A) Interest Expense actually paid in cash by the Parent and Subsidiaries, plus (B) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.2.2 and Indebtedness that has been paid but may be reborrowed on a revolving credit basis plus (C) all income Taxes actually paid in cash by the Parent and Subsidiaries plus (D) Capital Expenditures made in cash (excluding, however, Capital Expenditures financed with the proceeds of Indebtedness (other than the Obligations), equity issuances, casualty proceeds or other proceeds which are not included in EBITDA) plus (E) reclamation expenses actually paid in cash by the Parent and its Subsidiaries (excluding, however, reclamation expenses financed with the proceeds of insurance).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Existing Credit Agreement” is defined in the recitals hereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) the confidential agent’s fee letter, dated October 14, 2009, among Scotiabank, the Parent and the Borrowers and (ii) the confidential lenders’ fee letter, dated October 14, 2009, among Scotiabank, ING Capital LLC, the Parent and the Borrowers.

“Filing Agent” is defined in Section 5.1.8.

“Filing Statements” is defined in Section 5.1.8.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2009 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fitch” means Fitch, Inc.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Parent or any Subsidiary pursuant to the terms of this Agreement, in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on any Collateral (as defined in the Security Agreement).

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funds Available for Specified Investments” means, for any date of determination, the result of

(v) Excess Cash Flow for the Fiscal Year most recently ended (“Prior FY Excess Cash Flow”);

minus

(w) the amount of Prior FY Excess Cash Flow applied to Specified Investments during the Fiscal Year in which such date of determination occurs;

minus

(x) the amount of Prior FY Excess Cash Flow applied to Restricted Payments (other than Restricted Payments under Section 7.2.6(h)) during the Fiscal Year in which such date of determination occurs;

plus

(y) (i) the aggregate amount of Net Equity/Debt Proceeds to be applied to fund Specified Investments and not otherwise applied and (ii) any Commitments available under this Agreement plus

(z) the aggregate amount of Net Casualty Proceeds not used to prepay the Loans pursuant to Section 3.1.1(c) and not otherwise applied.

“Funds Available for Restricted Payments” means, for any date of determination, the result of

(w) Prior FY Excess Cash Flow;

minus

(x) the amount of Prior FY Excess Cash Flow applied to Specified Investments during the Fiscal Year in which such date of determination occurs;

minus

(y) the amount of Prior FY Excess Cash Flow applied to Restricted Payments during the Fiscal Year in which such date of determination occurs (other than Restricted Payments under Section 7.2.6(h));

plus

(z) the aggregate amount of Net Equity/Debt Proceeds to be applied to fund Restricted Payments and not otherwise applied.

“GAAP” is defined in Section 1.5.

“Gold Participation Bond” means the private placement of up to $60,000,000 in gold participation bonds issued by Parent or a Subsidiary of the Parent (other than the Borrowers and Hecla Admiralty), the terms and conditions of which shall (x) not be any more restrictive to any Obligor than the terms of the Loan Documents and (y) otherwise be satisfactory to each Lender in its sole and absolute discretion.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Greens Creek Demand Note” means, collectively, the demand notes evidencing intercompany Indebtedness owed by the Borrowers to the Parent, which notes are each in form and substance reasonably satisfactory to the Administrative Agent and pledged to the Administrative Agent pursuant to the Security Agreement.

“Greens Creek Group” means, collectively, the Borrowers and Hecla Admiralty.

“Greens Creek Joint Venture” means the joint venture among the Borrowers as governed by the terms of the Greens Creek Joint Venture Agreement.

“Greens Creek Joint Venture Agreement” means the Restated Mining Venture Agreement, dated as of May 6, 1994, by and among Hecla Greens Creek, Hecla Alaska and Hecla Juneau, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Greens Creek Manager” means Hecla Greens Creek, or any successor manager appointed under the Greens Creek Joint Venture Agreement.

“Greens Creek Mine” means the mine located on Admiralty Island, near Juneau, Alaska, that is owned and operated pursuant to the Greens Creek Joint Venture Agreement by the Borrowers.

“Hazardous Material” means (w) any substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “contaminants”, “pollutants” or any other formulation intended to define, list or classify substances by reason of adverse effects on the environment or deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “TLCP” toxicity or “EP” toxicity; (x) any oil, petroleum or petroleum-derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (y) any flammable substances or explosives or any radioactive materials; or (z) any asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hecla Admiralty” means Hecla Admiralty Company, a Delaware corporation.

“Hecla Alaska” is defined in the preamble.

“Hecla Greens Creek” is defined in the preamble.

“Hecla Juneau” is defined in the preamble.

“Hecla Limited” means Hecla Limited, a Delaware corporation.

“Hecla Mine Plan” means, with respect to all operating mines controlled by the Parent (including any of its Subsidiaries), a life of mine plan prepared by the Parent setting forth on a consolidated basis and separately with respect to each mine, inter alia, annual operating, capital and exploration budgets; proposed construction, development, operation and closing of such mines and any rehabilitation or reclamation work related thereto; exploitation, treatment, production, marketing and sale of all metals recovered from such mines; and all administrative, technical, financial and commercial activities related thereto. The Hecla Mine Plan shall be updated annually and delivered to the Administrative Agent, in each case in accordance with clause (l) of Section 7.1.1.

“Hedging Agreements” means currency exchange agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, commodity hedging agreements, commodity swap, exchange or futures agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“Immaterial Subsidiary” means, on any date, a Subsidiary of the Parent which (a) was not designated as a “Material Subsidiary” on Item 1.1(a) of the Disclosure Schedule or (b) is notified to the Lenders as being an “Immaterial Subsidiary” pursuant to a certificate executed by an Authorized Officer of the Parent certifying to each of the items set forth in the immediately succeeding proviso; provided that a Subsidiary shall not be an Immaterial Subsidiary if (i) its assets exceeded $2,000,000 as of the last day of the most recently completed Fiscal Quarter, (ii) its revenues exceeded $1,000,000 for the most recently completed Fiscal Quarter, (iii) the assets of all Immaterial Subsidiaries exceeded $10,000,000 as of the last day of the most recently completed Fiscal Quarter, (iv) the aggregate revenue of all Immaterial Subsidiaries exceeded $2,000,000 for the most recently completed Fiscal Quarter or (v) the Parent or any Material Subsidiary is providing any credit support for, or a guarantee of, any obligations of such Subsidiary; provided further that, in the event all Subsidiaries otherwise designated as Immaterial Subsidiaries by the Parent should not be Immaterial Subsidiaries as a result of clause (iii) or (iv) of the immediately preceding proviso and the Parent has not designated which Subsidiaries (or Subsidiary) should no longer constitute Immaterial Subsidiaries pursuant to the Compliance Certificate most recently delivered pursuant to clause (c) of Section 7.1.1 or notice delivered pursuant to Section 7.1.10, the Administrative Agent may designate which Subsidiaries (or Subsidiary) no longer constitute Immaterial Subsidiaries. In no event shall Hecla Limited, any Person in the Greens Creek Group nor any Person directly or indirectly holding Capital Securities in the Greens Creek Group be an Immaterial Subsidiary.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Parent

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement;

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a Default; or

(d) which, to the extent the Parent shall be subject to the provisions of Sarbanes-Oxley and the rules and regulations of the SEC promulgated thereunder, relates to an attestation report of such independent public accountant as to the Parent’s internal controls over financial reporting pursuant to Section 404 of Sarbanes-Oxley, except to the extent any such qualification or exception (i) is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board, (ii) has appeared in the attestation report described in the Parent’s Annual Report on Form 10-K for the 2007 Fiscal Year or the 2008 Fiscal Year, (iii) does not, in the reasonable judgment of the Required Lenders, create a reasonable doubt as to the accuracy of any item or items in the financial statements furnished by the Parent that, if corrected, would cause a Default or (iv) is otherwise acceptable to the Required Lenders.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money or advances or borrowed metals and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including Subordinated Debt, the Gold Participation Bonds (if any), performance bonds and reclamation bonds;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as indebtedness on the liabilities side on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net Hedging Obligations (including any negative mark-to-market amounts) of such Person;

(f) whether or not so included as liabilities in accordance with GAAP, (i) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), including obligations of such Person (“Earn-out Obligations”) in respect of “earn-outs” or other similar contingent payments (whether based on revenue or otherwise) arising from the acquisition of a business or line of business pursuant to a Permitted Acquisition and payable to the seller or sellers thereof, and (ii) indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) obligations arising under Synthetic Leases;

(h) the stated liquidation value of Redeemable Capital Securities of such Person; and

(i) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Interco Subordination Agreement” means the Subordination Agreement, substantially in the form of Exhibit I hereto, executed and delivered by two or more Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio, computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters, of:

(a) EBITDA for such period;

to

(b) Interest Expense for such period.

“Interest Expense” means, for any applicable period, calculated in accordance with Section 1.5, the aggregate interest expense of the Parent and its Subsidiaries for such applicable period, and shall include (i) the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, (ii) dividends declared on Designated Preferred Stock (except to the extent payable in additional shares of Designated Preferred Stock or shares of the Parent’s common stock) and (iii) the portion of any cash payments made in respect of the Gold Participation Bonds (if any) allocable to interest expense.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.5 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrowers may select in its relevant notice pursuant to Sections 2.3 or 2.5; provided that,

(a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b) Contingent Liabilities in favor of any other Person;

(c) any Capital Securities held by such Person in any other Person; and

(d) the purchase or other acquisition (in one transaction or a series of transactions) of material assets of another Person other than in the ordinary course of business.

The amount of any Investment shall be excess of the original principal or capital amount thereof minus all realized returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Land Exchange Agreement” means the Land Exchange Agreement, dated as of December 14, 1994, between Hecla Greens Creek and the United States, by and through the U.S. Department of Agriculture Forest Service, as amended or otherwise modified from time to time.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit J hereto.

“Lender Hedging Agreement” means any Hedging Agreement entered into by the Parent or a Borrower under which the counterparty of such agreement is a Lender, the Administrative Agent, or an Affiliate of a Lender or the Administrative Agent.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), reasonable disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and reasonable experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent or any Lender or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Parent or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Parent’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

(b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12 (without regard to “knowledge” or “materiality” qualifications or exceptions contained in such representations or warranties);

(c) any violation or claim of violation by the Parent or any of its Subsidiaries of any Environmental Laws; or

(d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Parent or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Parent or any of its Subsidiaries.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of

(a) Total Debt outstanding on the last day of such Fiscal Quarter;

to

(b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the sum of the rate per annum for any Interest Period fixed each day at 11:00 a.m. (London time) determined by the British Bankers Association as the London Interbank Offered Rate for dollar deposits and published at Reuters Screen LIBOR01 Page two Business Days prior to the commencement of such Interest Period (rounded upward, if necessary, to the nearest 1/16th of 1%); provided, however, that, in the event that such rate is not available on Reuters Screen LIBOR01 Page, the

“LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate per annum at which the Administrative Agent is offering Dollar deposits of comparable amounts at or about 10:00 a.m., New York time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery in immediately available funds on the first day of such Interest Period for the number of days comprised therein.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBO Rate Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 4.2 shall remain in force and effect.

“LIBOR Office” means, relative to any Lender, the office of a Lender designated as its “LIBOR Office” on Schedule II or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrowers and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement, whether or not filed, recorded or otherwise perfected under Applicable Law (including without limitation, any encumbrance arising with respect to any mineral royalty or similar obligation).

“Loans” is defined in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letters, the Security Agreement, the Pledge Agreement, the Deed of Trust and each other agreement pursuant to which the Administrative Agent is granted a Lien to secure the Obligations, the Subsidiary Guaranty, the Parent Guaranty, and each other agreement, certificate, document or instrument (other than any Lender Hedging Agreement) delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Lucky Friday Mine” means the deep underground silver, lead and zinc mine located in the Coeur d’Alene Mining District in northern Idaho one-quarter mile east of Mullan, Idaho, and that is owned and operated by Hecla Limited.

“Material Adverse Change” means any change since December 31, 2008, or any additional information disclosed to or discovered since December 31, 2008, that has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, assets, liabilities, condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.

“Material Contract” means, relative to any Obligor, each contract (other than any Loan Document or Lender Hedging Agreement) to which such Obligor is a party or by which any of its property is bound or subject involving aggregate consideration payable to or by it of $10,000,000 or more in any Fiscal Year or otherwise material to the business or operations of the Parent or its Subsidiaries.

“Material Subsidiary” means, on any date, a Subsidiary of the Parent which is not (i) an Immaterial Subsidiary, (ii) Hecla Charitable Foundation, (iii) Middle Buttes Partners Ltd., or (iv) any Borrower.

“Material U.S. Subsidiary” means, on any date, a Material Subsidiary of the Parent that is a U.S. Subsidiary.

“Mining Rights” means all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining and millsite claims, fee interests, mineral leases, mining licenses, profits-a-prendre, joint ventures and other leases, rights-of-way, inurements, licenses and other rights and interests used by or necessary to (x) the Greens Creek Joint Venture to operate the Greens Creek Mine or (y) the Parent and its Subsidiaries in the conduct of their mining and related processing operations.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA for which the Parent or any member of its Controlled Group has contributed to, or has been obligated to contribute to, at any time during the preceding six (6) years.

“Net Casualty Proceeds” means, relative to any Casualty Event, the amount of any insurance proceeds or condemnation (or similar) awards received by the Borrower or any Subsidiary Guarantor in connection with such Casualty Event (net of all reasonable and customary collection expenses thereof), excluding, however, any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause (b), (d), (e), (f), (h), (j) or (k) of Section 7.2.3 on the property which is the subject of such Casualty Event.

“Net Disposition Proceeds” means, relative to any Disposition by the Parent or any Subsidiary pursuant to clause (e) of Section 7.2.10, the excess of (x) the gross cash proceeds received by the Parent or such Subsidiary from such Disposition and any cash payment received in respect of promissory notes or other non-cash consideration delivered to the Parent or such Subsidiary in respect thereof, minus (y) the sum of (1) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, plus (2) all Taxes actually paid or estimated by the Parent or such Subsidiary to be payable in cash within the next 12 months in connection with such Disposition plus (3) payments required to be made to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause (b), (d), (e) (f), (h), (j) or (k) of Section 7.2.3 on the property which is subject to such Disposition; provided, however, that, if the amount of any estimated Taxes pursuant to clause (y)(2) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition in an amount greater than $100,000, the aggregate amount of such excess shall constitute Net Disposition Proceeds.

“Net Equity/ Debt Proceeds” means, relative to (a) the sale or issuance after the Effective Date by the Parent of its Capital Securities or warrants or options to acquire such Capital Securities or the exercise of any such warrants or options or the contribution to the capital of the Parent after the Effective Date (in each case other than with respect to the Equity Incentive Plans, dividends or other distributions paid in common stock of the Parent, conversions of convertible securities or Investments made in common stock of the Parent, in each case to the extent permitted hereunder) or (b) the issuance after the Effective Date by the Parent of Indebtedness, in each case to the extent permitted hereunder, the excess of (x) the gross cash proceeds received by such Person from such sale, exercise, issuance or contribution minus (y) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale, issuance, exercise or contribution which have not been paid to Affiliates of the Parent in connection therewith.

“Net Income” means, for any period, calculated in accordance with Section 1.5, the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Parent for such period; provided that:

(x) Net Income shall include, for purposes of clause (a) of Section 7.2.4, all amounts in respect of any extraordinary gains and extraordinary losses, but exclude, for all other purposes, all amounts in respect of any extraordinary gains and extraordinary losses; and

(y) notwithstanding the foregoing, Net Income shall include the revenue (and any gain or loss) attributable to the delivered gold under the Gold Participation Bonds.

“Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrowers payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligation” means each obligation (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Parent, the Borrowers or any other Obligor arising under or in connection with (w) a Loan Document, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans, (x) any doré or concentrate purchase agreement under which the counterparty of such agreement is a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, (y) any agreement to provide cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) under which the counterparty of such agreement is a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, and (z) any Lender Hedging Agreement; provided, however, with respect to any Obligation arising under the foregoing clauses (x), (y) and (z), upon any counterparty to such agreement ceasing to be a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, the obligation of the Parent, the Borrowers or any other Obligor owing to such Person thereunder shall no longer constitute an Obligation.

“Obligor” means, as the context may require, the Parent, the Borrowers, the Subsidiary Guarantors and each other Person (other than a Secured Party) obligated under any Loan Document.

“OFAC” is defined in Section 6.3.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Parent” is defined in the preamble.

“Parent Guaranty” means the guaranty made by the Parent in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit K.

“Participant” is defined in clause (e) of Section 10.11.

“PATRIOT Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“PATRIOT Act Disclosures” means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Parent or any corporation, trade or business that is, along with the Parent, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, the applicable percentage relating to its Commitment set forth opposite its name on Schedule II hereto or set forth in a Lender Assignment Agreement, or after the Commitment Termination Date, its percentage of the principal amount of Outstanding Loans, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11. The Percentage on the Effective Date following the pay-down in full of the Loans on such date will be 50% for each Lender.

“Permitted Acquisition” means an acquisition, whether of Capital Securities, assets or otherwise, by the Parent or any Subsidiary of the Parent of a Person or all or a substantial portion of the assets of, or a business or a line of business from, any Person (by merger or consolidation or otherwise) in which the following conditions are satisfied:

(a) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.2.1);

(b) such acquisition was not preceded by an unsolicited tender offer for the Capital Securities of the Person subject to such acquisition by, or by a proxy contest initiated by, the Parent or any of its Subsidiaries;

(c) if the consideration for such acquisition is not comprised solely of Capital Securities (other than Redeemable Capital Securities) of the Parent (or of proceeds of any such Capital Securities that are issued pursuant to a substantially concurrent transaction), (i) in the case of an acquisition of a Person or its Capital Securities, such Person becomes a Subsidiary of the Parent as a result of such acquisition, and, in the case of an acquisition of assets, such acquisition results in the Parent acquiring a controlling interest in such assets, and (ii) the Parent shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements and Compliance Certificates delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and all transactions related thereto (including all Indebtedness that would be assumed or incurred as a result thereof) and evidencing compliance with the covenants set forth in Section 7.2.4 and certifying as to the satisfaction of the conditions set forth in the preceding clauses of this definition; provided, however, that, notwithstanding anything herein to the contrary, when determining compliance with the covenants set forth in Section 7.2.4 for purposes of this definition, (x) any non-recurring and one-time expenses included in the results of operations of the business being acquired, taking into account standard industry exploration, development and production spending patterns, may be excluded from the calculations required by this clause (c) for any period prior to the date of the consummation of such acquisition and (y) any projected increase in operating, exploration or other costs of the Parent and its Subsidiaries as a result of such acquisition shall be included in the calculations required by this clause (c), in each case under clause (ii), in form and substance reasonably satisfactory to the Administrative Agent; and

(e) promptly after the public disclosure of any proposed Permitted Acquisition, in the case of any acquisition of any Person, assets, business or line of business, the consideration (including cash and non-cash, actual or contingent ) for which exceeds $25,000,000, the Parent shall have furnished the Administrative Agent with (x) historical financial statements for the last Fiscal Year (or, if less, the period since formation relative to such Person, assets, business or line of business (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (y) a reasonably detailed description of all material information relating thereto and copies of all material documentation relating thereto and copies of all material documentation pertaining to such transaction and (z) all such other material information and data relating to such transaction or the Person, assets, business or line of business to be acquired, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Additional Indebtedness” means Indebtedness of the Parent or any of its Subsidiaries (other than the Borrowers and Hecla Admiralty) which is incurred pursuant to Section 7.2.2(i) and which (a) does not require any scheduled principal repayment within one year following the Stated Maturity Date, (b) is subject to terms and provisions no more restrictive than those set forth in this Agreement, (c) has other covenants, events of default, remedies, acceleration rights, redemption provisions and other terms that are reasonably satisfactory to the Required Lenders and that are set forth in the Permitted Debt Documents, (d) is non-recourse to the Borrowers and (e) is not secured by any Lien, other than Liens permitted under clause (l) of Section 7.2.3.

“Permitted Debt Documents” means any documents evidencing, guaranteeing or otherwise governing Permitted Additional Indebtedness, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Permitted Liens” means Liens permitted pursuant to Section 7.2.3.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means the Third Amended and Restated Pledge Agreement executed and delivered by an Authorized Officer of the Parent and each U.S. Subsidiary holding Capital Securities of a Material U.S. Subsidiary or of a Borrower and the Administrative Agent, substantially in the form of Exhibit G hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Pledged Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary with proven and probable reserves (in each case as determined in accordance with the standards established from time to time by the SEC.)

“PPSA” means, the Personal Property Security Act, R.S.O. 1990 c.P.10 as heretofore and hereafter amended and in effect in the Province of Ontario, or, where the context requires, the legislation of the other provinces or territories of Canada, including without limitation the Civil Code of Quebec for the Province of Quebec, relating to security in personal property generally, including accounts receivable, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.

“Prior GAAP Financials” is defined in Section 1.5.

“Prior FY Excess Cash Flow” has the meaning given such term in the definition of “Funds Available for Specified Investments”.

“Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Redeemable Capital Securities” means Capital Securities of the Parent or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of common stock of the Parent) on or prior to the one-year anniversary of the Stated Maturity Date (as such date may be extended or otherwise amended from time to time), except to the extent such mandatory redemption is required pursuant to a customary change of control provision which expressly provides that all indebtedness that may be required to be redeemed or prepaid on account of the relevant change of control shall have been redeemed or prepaid prior to any such redemption of Capital Securities, (ii) is redeemable at the option of the holder thereof (for consideration other than shares of common stock of the Parent) at any time prior to such date or (iii) is convertible into or exchangeable for debt securities of the Parent or any of its Subsidiaries at any time prior to such anniversary.

“Refinancing” means, as to any Indebtedness, the incurrence of other Indebtedness to refinance such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied:

(i) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, and the first scheduled principal payment in respect of such refinancing Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Indebtedness being refinanced;

(ii) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount then outstanding of the Indebtedness being refinanced;

(iii) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced;

(iv) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness);

(v) the refinancing Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and

(vi) no material terms applicable to such refinancing Indebtedness or, if applicable, the related guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, and acceleration rights) shall be more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“Register” is defined in clause (a) of Section 2.7.

“Release” means a “release”, as such term is defined in CERCLA.

“Replacement Lender” is defined in clause (h) of Section 10.11.

“Required Lenders” means (a) at any time the number of Lenders under this Agreement does not exceed two (2), Lenders holding 100% of the Total Exposure Amount and (b) at all other times, Lenders holding more than 66 2/3% of the Total Exposure Amount; provided that the portion of the Total Exposure Amount held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payment” means (i) (x) the declaration or payment of any dividend (other than any dividends payable in common stock of the Parent) on, or on account of, any class of Capital Securities of the Parent or any Subsidiary or (y) the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Parent or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash, obligations of the Parent or any Subsidiary, property or otherwise or (ii) (x) any payment or other distribution by any Borrower under the Greens Creek Demand Note whether in cash, property or otherwise or (y) setting apart assets for any such purpose.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Company, Inc.

“San Juan Silver Mining Joint Venture” means the joint venture entered into pursuant to that certain Exploration, Development and Mine Operating Agreement dated February 21, 2008, among Rio Grande Silver, Inc., a Subsidiary, Emerald Mining & Leasing, LLC and Golden 8 Mining, LLC, regarding the exploration, evaluation and possible development and mining of mineral resources on certain properties located in Mineral County, Colorado, as amended to date.

“Sarbanes-Oxley” means the U.S. Sarbanes-Oxley Act of 2002.

“Scotiabank” is defined in the preamble.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, each counterparty to a Lender Hedging Agreement, each of the foregoing and Affiliate thereof that is a counterparty to each other agreement which evidences an Obligation or under which an Obligation arises and each of their respective successors, transferees and assigns.

“Security Agreement” means the Third Amended and Restated Security Agreement executed and delivered by an Authorized Officer of each Borrower, Hecla Admiralty and the Administrative Agent, substantially in the form of Exhibit H hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Series B Preferred Stock” means the Parent’s Series B Cumulative Convertible Preferred Stock, par value $0.25 per share.

“Small Lot Repurchase Program” means the Parent’s program to redeem, purchase or acquire the common stock, par value $0.25 per share, of the Parent held by Persons which hold 10 shares or less of such common stock of the Parent.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond the ability of such Person to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and such Person is not about to engage in business or transaction, for which the property of such Person on a consolidated basis would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Specified Investments” means Investments permitted under clause (d), (f)(i), (h), (i), and (l) of Section 7.2.5. Notwithstanding anything contained in the foregoing to the contrary, the following Investments will not be deemed “Specified Investments”: (x) Capital Expenditures with respect to the San Juan Silver Mining Joint Venture (in an aggregate amount of up to $12,000,000), the Greens Creek Mine or the Lucky Friday Mine and (y) Investments made by or in the Parent or any of its Subsidiaries to fund expenses or Capital Expenditures of the Parent or its Subsidiaries, as the case may be.

“Stated Maturity Date” means, with respect to all Loans, October 14, 2012.

“Subordinated Debt” means unsecured Indebtedness which (a) is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Required Lenders, (b) does not require any scheduled repayment within one year following the Stated Maturity Date, (c) has only cross acceleration rights (and not cross default rights), (d) is subject to a customary standstill period with respect to enforcement of remedies and other lender rights of no less than 180 days, (e) is not subject to maintenance financial covenant requirements, (f) is subject to terms and provisions no more restrictive than those set forth in this Agreement and the other Loan Documents and (g) has other covenants, events of default, remedies, acceleration rights, redemption provisions and other terms that are reasonably satisfactory to the Required Lenders and that are set forth in Subordinated Debt Documents.

“Subordinated Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Parent.

“Subsidiary Guarantors” means the Material U.S. Subsidiaries and the Pledged Foreign Subsidiaries of the Parent that have executed and delivered to the Administrative Agent the Subsidiary Guaranty, including by means of a delivery of a supplement thereto in accordance with Section 7.1.8.

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty executed and delivered by an Authorized Officer of each Subsidiary Guarantor, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Tangible Net Worth” means, as at any date, the excess of

(a) the sum of capital stock (other than Redeemable Capital Securities) taken at par value, capital surplus (other than in respect of Redeemable Capital Securities) and retained earnings (or accumulated deficit) of the Parent at such date;

minus

(b) treasury stock of the Parent and, to the extent included in the preceding clause (a), minority interests in Subsidiaries of the Parent at such date;

minus

(c) the book value of goodwill and all other intangible assets of the Parent and its Subsidiaries.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full in cash, all Lender Hedging Agreements have been terminated or have been otherwise provided for on terms reasonably satisfactory to the parties thereto, and all Commitments shall have terminated.

“Total Debt” means, at any time, the outstanding principal amount of all Indebtedness of the Parent and its Subsidiaries of the type referred to in clause (a), clause (b), clause (c), clause (e), clause (f) (other than Earn-out Obligations (A) that have not been reduced to a fixed amount or (B) to the extent such obligations may, in accordance with their terms, be satisfied at the sole option of the obligor thereof at any time regardless of the happening of any event by the delivery of Capital Securities (other than Redeemable Capital Securities) of the Parent), clause (g) and clause (h), in each case of the definition of “Indebtedness” (exclusive of (i) Indebtedness secured on a first-priority basis by any restricted cash deposit in an amount not exceeding the amount of such restricted cash deposit and (ii) to the extent constituting Indebtedness, Designated Preferred Stock and any Contingent Liability (including for the benefit of third parties) in respect of any of the foregoing.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans and the unfunded amount of the aggregate Commitments of the Lenders.

“Transferee” is defined in Section 10.21.

“type” means, relative to the Loans, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, if, relative to any Filing Statement or by reason of any Applicable Law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“wholly-owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by Applicable Laws) is owned directly or indirectly by the Parent.

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3. Certain Interpretive Matters. Unless otherwise specified herein or the context otherwise requires, with reference to their usage in this Agreement and each other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms thereof.

(b) The following non-capitalized terms (whether or not italicized) have the following meanings:

“document” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

when computing periods of time from a specified date to a later specified date, (x) “from” means “from and including”, (y) “to” and “until” each mean “to but excluding” and (z) “through” means “to and including”.

“herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

“including” is by way of example and not limitation.

“or” is not exclusive.

(c) References to Organic Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document.

(d) References to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.4. Cross-References. Unless otherwise specified, (x) references in the Agreement and any other Loan Document to any recital, definition, Article, Section or Exhibit are references to such recital, definition, Article or Section of or Exhibit to the Agreement or such other Loan Document, as the case may be, and (y) references in any recital, definition or Section of the Agreement or any other Loan Document to any item or clause are references to such item or clause of such recital, definition or Section of the Agreement or such other Loan Document.

SECTION 1.5. Accounting and Financial Determinations.

(a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those U.S. generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements most recently delivered under Section 7.1.1(b) of the Existing Credit Agreement. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent and its Subsidiaries, in each case without duplication.

(b) If the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article VII or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Article VII or any related definition for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Lenders. In the event of any such notification from the Parent or the Administrative Agent and until such notice is withdrawn or such covenant is so amended, the Parent will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 7.1.1 (the “Current GAAP Financials”), (i) the financial statements described in such Section based upon GAAP as in effect at the time such covenant was agreed to (the “Prior GAAP Financials”) and (ii) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials.

ARTICLE II

COMMITMENTS AND BORROWING AND NOTES

SECTION 2.1. Continuation of Loans. Pursuant to the terms and conditions of the Existing Credit Agreement, each lender thereunder that had a term loan commitment thereunder made a loan to Parent equal to such Lender’s pro rata share of such term loan commitment, or assumed such loans by assignment from the lenders who made such loans (collectively, all such loans outstanding immediately prior to the Effective Date for all such lenders are herein referred to as the “Existing Term Loan”). Existing Term Loans in an aggregate principal amount equal to $38,337,465.11 remain outstanding under the Existing Credit Agreement immediately prior to the Effective Date. The Lenders, the Parent and the Borrowers agree that the Existing Term Loan will continue under this Agreement on and after the Effective Date as, and be deemed to convert into, a “Loan” (as defined below) in accordance with the terms of this Agreement and be part of the Lenders’ total Commitment. The Lenders hereby commit and agree to make on any Business Day occurring from and after the Effective Date and until the Commitment Termination Date upon each request by the Borrowers one or more loans (collectively, the “Loans”) to the Borrowers on the terms and subject to the conditions hereof, including, without limitation, converting the Existing Term Loan into an outstanding Loan on the Effective Date, so long as the outstanding principal amount of all Loans do not exceed the Commitment Amount then in effect. All Loans shall be the joint and several obligation of the Borrowers, the Parent and the Subsidiary Guarantors. On the terms and subject to the conditions hereof on any Business Day occurring from and after the Effective Date and until the Commitment Termination Date, (x) the Borrowers may from time to time borrow, prepay and reborrow Loans plus any other amounts available under the Commitment (relative to each Lender in an amount equal to its Percentage thereof) and (y) each Lender severally agrees to advance such Loans from time to time equal to such Lender’s Percentage of the aggregate amount of each Borrowing requested by the Borrowers to be made on such day. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans of such Lender would exceed such Lender’s Percentage of the then existing Commitment Amount.

SECTION 2.2. Reduction of the Commitment Amounts.

(a) The Borrowers may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the Commitment Amount on the Business Day so specified by such Borrower; provided that, all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000.

(b) Unless otherwise agreed to by the Required Lenders, the Commitment Amount shall, without any further action, automatically and permanently be reduced on any date a mandatory repayment is made in accordance with Section 3.1.1, by the amount such mandatory repayment exceeds $10,000,000.

SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before 12:00 p.m. on a Business Day, the Borrowers may from time to time irrevocably request, on that same Business Day in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, (x) in the case of LIBO Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $500,000, (y) in the case of Base Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $500,000 or (z) in either case, in the unused amount of the applicable Commitment; provided, however, that all of the Loans made on the Effective Date shall be made as Base Rate Loans. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 1:00 p.m. on such Business Day, each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrowers by wire transfer to the accounts the Borrowers shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.4. Use of Proceeds. The Borrowers will not apply the proceeds of a Credit Extension for any purpose other than for the general corporate purposes of the Borrowers, the Parent and any of the Parent’s Subsidiaries to the extent not prohibited hereunder or at law, including exploration costs, costs of Permitted Acquisitions, and fees and expenses related thereto and this Agreement.

SECTION 2.5. Continuation and Conversion Elections. By delivering a Continuation/ Conversion Notice to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Borrowers may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice relative to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however that, (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

SECTION 2.6. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 and 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.7. Register; Notes. The Register shall be maintained on the following terms.

(a) The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(b) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment Amount. The Borrowers hereby irrevocably authorize each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and Prepayments; Application. The Borrowers agree that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1. Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of the Loans on the Stated Maturity Date. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that, all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent (other than any prepayment made on the Effective Date, which may be made without prior notice); and (C) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $100,000.

(b) Immediately upon any acceleration of the Stated Maturity Date of the Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(c) Within five Business Days after receipt by the Parent or any Subsidiary of any Net Casualty Proceeds, the Borrowers shall, to the extent the aggregate amount of such proceeds received by the Parent and its Subsidiaries in any period of twelve consecutive calendar months since the Effective Date exceeds $10,000,000, make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Casualty Proceeds; provided, however, that, upon written notice by the Borrowers to the Administrative Agent not more than five Business Days following receipt by Parent and its Subsidiaries of any such Net Casualty Proceeds (so long as no Default has occurred and is continuing), such proceeds may be retained by the Parent and its Subsidiaries (and be excluded from the prepayment requirements of this clause) if (w) the Borrowers inform the Administrative Agent in such notice of the appropriate Person’s good faith intention to apply such Net Casualty Proceeds to the acquisition of other assets or properties consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment), (x) within 180 days following the receipt of such Net Casualty Proceeds, such proceeds are applied or committed to such acquisition, (y) if the property subject to the Casualty

Event that generated such Net Casualty Proceeds was collateral under the Security Agreement, then, all property acquired with such Net Casualty Proceeds shall be subject to the Lien of the applicable Loan Documents and (z) if the property subject to the Casualty Event that generated such Net Casualty Proceeds was owned by an Obligor or a U.S. Subsidiary, then, all property acquired with such Net Casualty Proceeds shall be acquired by an Obligor or such U.S. Subsidiary, as applicable. The amount of such Net Disposition Proceeds or Net Casualty Proceeds unused or uncommitted after such 180 day period shall be applied to prepay the Loans.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 3.1.2. Application. Each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans.

SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrowers may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

(b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2. Default Rates. Upon the occurrence and during the continuation of (x) any Event of Default described in Section 8.1.1 or 8.1.9 or (y) if requested by the Required Lenders, any other Event of Default, the outstanding principal amount of the Loans and, to the extent permitted by Applicable Law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding described in Section 8.1.9) payable upon demand at a rate that is (i) in the case of Loans, 2.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to such Loans and (ii) in the case of other Obligations, 2.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to Base Rate Loans; provided that, in the case of LIBO Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBO Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate equal to 2.0% per annum in excess of the interest rates otherwise payable under this Agreement with respect to Base Rate Loans.

SECTION 3.2.3. Payment Dates. Interest accrued on the Loans shall be payable, without duplication:

(a) on the Stated Maturity Date;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loans on the principal amount so paid or prepaid;

(c) relative to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

(d) relative to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) relative to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3. Fees. The Parent and the Borrowers agree to pay various fees in accordance with Sections 3.3.1 and 3.3.2, all of which fees shall be non-refundable.

SECTION 3.3.1. Fee Letters Amounts. The Borrowers and the Parent agree to pay the fees set forth in the Fee Letters on the dates set forth in the Fee Letters.

SECTION 3.3.2. Commitment Fee. The Borrowers agree to pay a commitment fee to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Commitment Termination Date, in an amount equal to 2.40% of the average daily unused portion of the Commitment Amount. All commitment fees shall be payable pursuant to this Section shall be calculated on a year comprised of 360 days and shall be payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Commitment Termination Date.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any Applicable Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loans as, or to convert any Loans into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such Applicable Law or assertion.

SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that (i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market or (ii) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans; then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.5 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrowers agree to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Effective Date of, any Applicable Law or request (whether or not having the force of law) of any Governmental Authority, except for such changes relative to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loans as, or to convert any portion of the principal amount of any Loans into, a LIBO Rate Loan) as a result of

(a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any Applicable Law or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrowers, the Borrowers shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6. Taxes. Relative to Taxes, the Borrowers covenant and agree as follows;

(a) Any and all payments by the Parent, any Borrower or any Subsidiary Guarantor under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrowers shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with Applicable Law.

(b) In addition, the Borrowers shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with Applicable Law.

(c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrowers shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d) Subject to clause (f), the Borrowers shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Borrowers shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, no Secured Party shall be under any obligation to provide any such notice to the Borrowers). In addition, the Borrowers shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of the Borrowers to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrowers acknowledge that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrowers pursuant to this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply. The indemnity provided for herein shall survive the payment of the Obligations and termination of this Agreement.

(e) Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall deliver to the Borrowers and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate (an “Exemption Certificate”) to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

(f) The Borrowers shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United

States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrowers any form or Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (y) any such form or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect or (z) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrowers shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrowers or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to any Person that becomes a Lender as a result of an assignment made at the request of the Borrowers.

SECTION 4.7. Payments, Computations, Proceeds of Collateral, etc. Relative to the timing, application and calculation of payments, the Borrowers covenant and agree as follows:

(a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on a day other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under Applicable Law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of (A) the principal amount of the Loans then outstanding, (B) credit exposure owing to Secured Parties under Lender Hedging Agreements and (C) the Obligations referenced in clauses (x) and (y) of the definition of “Obligations” (set forth in Section 1.1) to the Secured Parties also referenced therein, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus.

SECTION 4.8. Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension (other than pursuant to Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (x) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (y) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrowers agree that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including pursuant to Section 4.9) relative to such participation as fully as if such Secured Party were the secured, direct creditor of the Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9. Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due) (x) any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter maintained with such Secured Party (as security for such Obligations), and the Borrowers hereby grant to each Secured Party a continuing security interest in such balances, credits, deposits, accounts or moneys and (y) any and all amounts owed to Parent under any and all Lender Hedging Agreements of Parent; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such appropriation and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which such Secured Party may have.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 5.1. Effectiveness. The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

SECTION 5.1.1. Credit Agreement. The Administrative Agent shall have received, with counterparts for each Lender, executed counterparts of this Agreement, dated as of the date hereof, duly executed and delivered by an Authorized Officer of the Parent and each Borrower.

SECTION 5.1.2. Resolutions, etc. The Administrative Agent shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate from its jurisdiction of organization (and with respect to the Parent, from the States of Idaho and Alaska), dated a date reasonably close to the Effective Date, and (ii) a certificate, dated the Effective Date with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(a) resolutions of each such Person’s Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c) the full force and validity of each Organic Document of such Person and certified copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.3. Effective Date Certificate. The Administrative Agent shall have received the Effective Date Certificate, dated the Effective Date and duly executed and delivered by an Authorized Officer of the Parent, in which certificate the Parent shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Parent as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Effective Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.1.4. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Note duly executed and delivered by an Authorized Officer of each Borrower.

SECTION 5.1.5. Solvency, etc. The Administrative Agent shall have received, with counterparts for each Lender, a certificate as to the Solvency of each Obligor, duly executed and delivered by the chief financial or accounting Authorized Officer of the Parent, dated as of the Effective Date, in form and substance satisfactory to the Lenders.

SECTION 5.1.6. Guarantees. The Administrative Agent shall have received, with counterparts for each Lender, (a) the Subsidiary Guaranty, dated as of the date hereof, duly executed and delivered by an Authorized Officer of each Subsidiary Guarantor and (b) the Parent Guaranty, dated as of the date hereof, executed and delivered by an Authorized Officer of Parent.

SECTION 5.1.7. Pledge Agreement and Security Agreement. The Administrative Agent shall have received executed counterparts of the Pledge Agreement (duly executed and delivered by an Authorized Officer of the Parent and each U.S. Subsidiary holding Capital Securities of a Material U.S. Subsidiary or of a Borrower) and the Security Agreement (duly executed and delivered by an Authorized Officer of each of each Borrower and Hecla Admiralty), each dated as of the Effective Date, together with:

(a) in the case of Capital Securities that are certificated securities (as defined in the UCC), certificates (to the extent not already held by the Administrative Agent) evidencing all of the issued and outstanding Capital Securities of a Material U.S. Subsidiary owned by each Obligor (subject, however, to the limitations, if any, provided for in Section 7.1.8), which certificates shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities of a Material U.S. Subsidiary that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and other Applicable Laws as to the perfection of the pledge of such Capital Securities;

(b) Filing Statements suitable in form for naming each Borrower, Hecla Admiralty and each holder of Capital Securities of a Material U.S. Subsidiary or of a Borrower as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interests (including security interests in respect of Capital Securities that are uncertificated securities (as defined in the UCC) of the Administrative Agent granted pursuant to the Security Agreement and the Pledge Agreement, as the case may be;

(c) UCC Form UCC-3 termination statements, if any, necessary to release all Liens (other than Liens permitted by Section 7.2.3) and other rights of any Person in any Collateral; and

(d) copies of UCC searches, dated a date reasonably near to the Effective Date, listing all effective financing statements which name any Obligor (under its present name and any previous names during the last five years) as the debtor, together with copies of such financing statements (none of which shall, except relative to Liens permitted by Section 7.2.3, evidence a Lien on any collateral described in any Loan Document).

SECTION 5.1.8. Filing Agent, etc. All Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) termination statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to Corporation Service Company or another similar filing service company acceptable to the Administrative Agent (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing satisfactory to the Administrative Agent and its counsel (i) the Filing Agent’s receipt of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Effective Date and (iii) that the Filing Agent will notify the Administrative Agent and its counsel of the results of such submissions within 30 days following the Effective Date.

SECTION 5.1.9. Insurance. The Administrative Agent shall have received, certificates from one or more insurance companies satisfactory to the Lenders, evidencing coverage required to be maintained pursuant to each Loan Document.

SECTION 5.1.10. Opinion of Counsel. The Administrative Agent shall have received an opinion, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from K&L Gates LLP, counsel to the Obligors, in form and substance satisfactory to the Lenders.

SECTION 5.1.11. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.3.

SECTION 5.1.12. PATRIOT Act Disclosures. The Administrative Agent and each Lender shall have received all PATRIOT Act Disclosures requested by them prior to execution of this Agreement.

SECTION 5.1.13. Compliance Certificate. The Lenders shall have received an initial Compliance Certificate on a pro forma basis as if the Credit Extension had been made as of the last day of the then most recently ended Fiscal Quarter, dated the date of the initial Credit Extension, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Parent and showing compliance with the covenants set forth in Section 7.2.4.

SECTION 5.1.14. Hecla Mine Plan. The Administrative Agent shall have received the most current Hecla Mine Plan in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.1.15. Material Adverse Change. There shall have been no (i) Material Adverse Change or (ii) any change since December 31, 2008 that has had or could reasonably be expected to have a material adverse effect on the prospects of the Parent and its Subsidiaries taken as a whole from the prospects set forth in the financial statements of the Parent ending December 31, 2008.

SECTION 5.2. All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to the Credit Extension, the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct; and

(b) no Default shall have then occurred and be continuing.

SECTION 5.2.2. Credit Extension Request, etc. The Administrative Agent shall have received a Borrowing Request. Each of the delivery of a Borrowing Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Parent and the Borrowers that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, the Parent and each Borrower represents and warrants as to itself and its Subsidiaries, if any, to each Secured Party as set forth in this Article.

SECTION 6.1. Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except to the extent such failure would not have a material adverse effect on the business of such Obligor) and has full power and authority and holds all requisite Approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not:

(a) contravene any Obligor’s Organizational Documents, or any Applicable Law; or

(b) result in or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) result in a breach of, or a default under, any contractual restriction binding on or affecting any Obligor.

SECTION 6.3. Government Approval, Regulation, etc. Except as set forth on Schedule 6.3, as of each date the representation and warranty is made no material Approval or other action by, and no notice to or filing with any Governmental Authority or other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the Parent or any of its Subsidiaries to continue its operations as conducted as of such date or the due execution, delivery or performance as of such date by any Obligor of any Loan Document to which it is a party. Neither the Parent nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940. Neither the Parent nor any Subsidiary (x) is listed on the “Specially Designated Nationals and Blocked Person List” maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any executive orders relating thereto or (y) have used the proceeds of the Credit Extensions in violation in any material respect of any of the foreign asset control regulations of OFAC or any Applicable Law.

SECTION 6.4. Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity). The Liens granted by each Obligor in favor of the Secured Parties constitutes valid obligations of such Obligor, enforceable against such Obligor in accordance with Applicable Law (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5. Financial Information; Undisclosed Liabilities.

(a) All balance sheets, all statements of income and of cash flow and all other financial information of each of the Parent and its Subsidiaries furnished pursuant to Section 7.1.1, have been and will for periods following the Effective Date be prepared in accordance with GAAP and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(b) There are no material liabilities of any Obligor or the Greens Creek Joint Venture of any kind whatsoever, whether accrued, determined, determinable or contingent, other than those liabilities provided for or disclosed in the financial statements or the notes thereto most recently delivered to the Lenders, those liabilities not required under GAAP to be provided for or disclosed in the most recently delivered financial statements or the notes thereto, those liabilities that have been disclosed in the Disclosure Schedule and liabilities arising in the ordinary course of business since the date of the most recently delivered financial statements.

SECTION 6.6. No Material Adverse Change. There has been no Material Adverse Change.

SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy (including any strikes, walkouts or work slowdowns)

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Parent or any of its Subsidiaries or the Greens Creek Joint Venture, or any of their respective properties, businesses or assets which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7 of the Disclosure Schedule which could reasonably be expected to have a material adverse effect on the outcome for the Parent or its Subsidiaries of such labor controversy, litigation, arbitration or governmental investigation or proceeding; or

(b) which purports to affect the legality, validity or enforceability of any Loan Document.

SECTION 6.8. Subsidiaries. The Parent has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.9. In addition, set forth in Item 6.8 of the Disclosure Schedule is an organizational chart of the Parent and each of its Subsidiaries as of the Effective Date, which includes a description of the Capital Securities of each Subsidiary and the owners thereof.

SECTION 6.9. Ownership of Properties.

(a) The Parent and each of its Material Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, (iii) in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets (including material mining, water and other rights or permits associated with its operations), real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3.

(b) Without limiting the generality of the foregoing clause (a), all lands being mined by the Greens Creek Joint Venture (other than land not material to the Greens Creek Joint Venture’s production of metals) are (i) patented claims of the Greens Creek Joint Venture, (ii) unpatented claims of the Greens Creek Joint Venture or (iii) subject to the Land Exchange Agreement.

SECTION 6.10. Taxes. The Parent and each of its Subsidiaries has filed all tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are (i) in an aggregate amount less than $500,000 and which non payment thereof does not result in a Lien on the Collateral that continues for more than 180 days or (ii) being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 6.11. Pension and Welfare Plans.

(a) Except as disclosed on Item 6.11 of the Disclosure Schedule, neither the Parent, nor any of its Subsidiaries, nor any member of their Controlled Group (i) maintains or contributes to any Pension Plan or Multiemployer Plan, (ii) has maintained or contributed to any Pension Plan or Multiemployer Plan during the prior six years, (iii) except as required by Section 4980B of the Code or similar state law, maintains a Welfare Plan which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Parent or any of member of its Controlled Group or coverage after a participant’s termination of employment, or (iv) has incurred any liability or obligation under the U.S. Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.

(b) During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, (i) no steps have been taken to terminate any Pension Plan (other than a standard termination under Section 4041(b) of ERISA which would not reasonably be expected to have a Material Adverse Effect), (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA, (iii) no determination has been made that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); and (iv) no determination has been made that a Multiemployer Plan is, or is expected to be, in endangered or critical status (as defined in Section 305 of ERISA). No condition exists or event or transaction has occurred with respect to any Pension Plan or Multiemployer Plan which might result in the incurrence by the Parent or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Parent nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.12. Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned or leased by the Parent, by any Subsidiary or by the Greens Creek Joint Venture have been, and continue to be, owned or leased by the Parent, such Subsidiary or the Greens Creek Joint Venture in material compliance with all Environmental Laws, except as, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect;

(b) there have been no past, and there are no pending or threatened written (i) claims, complaints, notices or requests for information received by the Parent, by any Subsidiary or by the Greens Creek Joint Venture relative to any alleged violation of any Environmental Law that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect, or (ii) complaints, notices or inquiries to the Parent, any Subsidiary or to the Greens Creek Joint Venture regarding potential liability under any Environmental Law, that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(c) there have been no Releases of Hazardous Materials at, on, under or migrating from any property now or previously owned or leased by the Parent, by any Subsidiary or by the Greens Creek Joint Venture that have, or could reasonably be expected to have, a Material Adverse Effect;

(d) the Parent and Subsidiaries and the Greens Creek Joint Venture have been issued and are in compliance with all Approvals relating to environmental matters other than any non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e) no property now or previously owned or leased by the Parent, by any Subsidiary or by the Greens Creek Joint Venture is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Parent, by any Subsidiary or by the Greens Creek Joint Venture that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g) the Parent, its Subsidiaries and the Greens Creek Joint Venture have not transported, sent or arranged for the transportation or disposal of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims (including claims for remedial work, damage to natural resources or personal injury) against the Parent, any such Subsidiary or the Greens Creek Joint Venture that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Parent, by any Subsidiary or by the Greens Creek Joint Venture that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

(i) no other conditions exist at, on or under any property now or previously owned or leased by the Parent, by any Subsidiary or by the Greens Creek Joint Venture which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 6.13. Accuracy of Information. The factual information heretofore or contemporaneously furnished in writing on or prior to the date hereof made to any Secured Party by or on behalf of any Obligor or the Greens Creek Joint Venture in connection with any Loan Document or any transaction contemplated hereby when taken together with all reports, statements, schedules and registration statements included in filings made by the Parent with the SEC prior to the delivery of such information to the extent provided to the Secured Parties, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make any such information not misleading under the circumstances in which made.

SECTION 6.14. Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15. Material Contracts. Item 6.15 of the Disclosure Schedule sets forth a complete and accurate list of all Material Contracts to which the Parent and each Subsidiary is a party as of the Effective Date and as of the date of delivery of the most recent Compliance Certificate delivered pursuant to 7.1.1(c), showing as of such date the parties to such Material Contracts, the dates such Material Contracts were entered into, the subject matter of such Material Contracts, the aggregate consideration payable to or by the parties thereto and any other information useful to determine the materiality of such Material Contract to the business or operations of the Parent or the Subsidiary party thereto. Neither the Parent nor any Subsidiary is in default under or relative to any Material Contracts that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.16. Solvency. The Parent and each other Obligor, both before and after giving effect to the Credit Extension, are Solvent.

SECTION 6.17. Insurance. Each of the Parent and its Material Subsidiaries maintains (i) insurance to such extent and against such risks as is customary with Persons of comparable size engaged in the same or similar business and similarly situated, (ii) worker’s compensation insurance in the amount required by Applicable Law and (iii) such other insurance as may be required by law.

SECTION 6.18. Condition of Business and Operations. Except as set forth on Item 6.18 of the Disclosure Schedule, (i) neither the business nor the operations of any Obligor or the

Greens Creek Joint Venture has been disrupted by any casualty, act of God or any other action, and (ii) no part of any mine, mill or tailings system owned or operated by the Parent, by any of its Subsidiaries or by the Greens Creek Joint Venture is experiencing any failure, which disruption or failure could reasonably be expected to have a Material Adverse Effect.

SECTION 6.19. Compliance with Law, etc. No Obligor is in violation of its Organic Documents in any material respect. No Obligor is in violation of any Applicable Law, which violation could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 6.20. Mining Rights. Each of the Parent and its Subsidiaries and the Greens Creek Joint Venture has acquired all material Mining Rights which are required in connection with the operation of its respective mines as they are operated as of the date the representation is made, and has obtained such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with each mine. All such Mining Rights and other rights are sufficient in scope and substance for the operation of each mine owned or operated by Parent or any of its Subsidiaries as each such mine is operated as of each date this representation is made.

SECTION 6.21. Greens Creek Operations. The Greens Creek Joint Venture Agreement is in full force and effect and no material default has occurred and is continuing thereunder. No transfer of rights and interests to the Secured Parties as a result of their exercise of rights and remedies under the Loan Documents would prohibit or limit the Greens Creek Joint Venture or the operation of the Greens Creek Mine under Applicable Law or prevent the Parent or any Subsidiary thereof in the Greens Creek Joint Venture from obtaining, amending, revising, renewing, or maintaining in good standing any permits or approvals necessary to conduct operations at the Greens Creek Mine.

SECTION 6.22. Indebtedness of the Greens Creek Group. No member of the Greens Creek Group has incurred any Indebtedness other than Indebtedness permitted under Section 7.2.15(b).

ARTICLE VII

COVENANTS

SECTION 7.1. Affirmative Covenants. The Parent agrees with each Lender and the Administrative Agent that, until the Termination Date has occurred, the Parent will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Parent will furnish each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Parent (subject to normal year end audit adjustments);

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent;

(c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Parent, (i) showing compliance with the financial covenants set forth in Section 7.2.4, (ii) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Parent or an Obligor has taken or proposes to take with respect thereto), (iii) designating one or more of the Parent’s Subsidiaries as Material Subsidiaries if, in the absence of such designation, the aggregate assets or revenues of all Immaterial Subsidiaries of the Parent would exceed the aggregate amounts set forth in clauses (iii) and (iv) of the first proviso to the definition of “Immaterial Subsidiary”, (iv) certifying that the Subsidiaries of the Parent previously designated as Immaterial Subsidiaries remain Immaterial Subsidiaries as of the date thereof and (v) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b) (relative to the 2008 Fiscal Year and thereafter), the amount of Excess Cash Flow for such Fiscal Year (together with a detailed calculation thereof);

(d) as soon as possible and in any event within three days after the Parent or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Parent setting forth details of such Default and the action which the Parent or such Obligor has taken and proposes to take with respect thereto;

(e) at the time of each prepayment required under Section 3.1.1, (x) a certificate signed by an Authorized Officer of the Borrower setting forth in reasonable detail the amount of such prepayment and (y) to the extent practicable, at least three days’ prior written notice of such prepayment specifying the principal amount of Loans to be prepaid;

(f) as soon as possible and in any event within five days after the Parent or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule which could reasonably be expected to have a material adverse effect on the outcome of such litigation, action, proceeding or labor controversy or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(g) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(h) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, (iv) a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status (as defined in Section 305 of ERISA), or (v) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(i) promptly upon receipt thereof, copies of all “management letters” submitted to the Parent or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(j) promptly following the mailing or receipt of any notice or report delivered under the terms of any Permitted Additional Indebtedness, any Subordinated Debt or any Designated Preferred Stock Documents, copies of such notice or report;

(k) promptly following receipt thereof by the Parent, (i) a copy of the monthly progress reports on the operations of the Greens Creek Joint Venture and each other operating mine of the Parent and its Subsidiaries and monthly supplemental financial data with respect to the Greens Creek Joint Venture and each other operating mine of the Parent and its Subsidiaries, for the immediately preceding calendar month and (ii) a copy of the unaudited balance sheet and the related statements of income and cash flow of the Greens Creek Joint Venture for each fiscal year, setting forth in comparative form the figures for the immediately preceding fiscal year;

(l) as soon as available and, in any event, within

(i) 45 days after the end of each Fiscal Year, updated capital, operating and exploration budgets of the Parent and its Material Subsidiaries, certified by an Authorized Officer of the Parent;

(ii) 90 days after the end of each Fiscal Year, an updated Hecla Mine Plan, certified by an Authorized Officer of the Parent; and

(iii) 90 days after the end of each Fiscal Year, updated mineral reserve statements for the Parent and its Subsidiaries, certified by an Authorized Officer of the Parent;

(m) as soon as possible and in any event within three days after the Parent or any other Obligor obtains knowledge of the commencement of any suit, action or proceeding arising under any Environmental Laws which could reasonably be expected to result in a Material Adverse

Effect, or any other adverse claim asserted against any Obligor or with respect to its properties which could reasonably be expected to result in a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(n) promptly upon the occurrence of any material event relating to the Greens Creek Mine and each other operating mine of the Parent and its Subsidiaries, including any unscheduled shutdowns of, or disruptions to, the mining operations of the Greens Creek Mine and each other operating mine of the Parent and its Subsidiaries, notice thereof;

(o) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to, or as to compliance with, laws relating to employee health and safety (including the Occupational Safety and Health Act, 29 U.S.C.A. §651 et. seq. and the Federal Mine Safety and Health Act, 30 U.S.C.A. §801 et. seq.), to the extent conditions described in such claims, complaints, notices and inquiries could reasonably be expected to result in a liability for the Parent and its Subsidiaries in an aggregate amount exceeding $1,000,000 and shall promptly resolve any material non-compliance with such laws (except to the extent such non-compliance is being diligently contested in good faith) and keep its property free of any Lien imposed by such laws;

(p) as soon as available and in any event within 45 days after the end of each of the Fiscal Quarters of each Fiscal Year, reports with respect to all Hedging Agreements entered into by Parent and its Subsidiaries as contemplated by this Agreement, which reports shall be in form and substance satisfactory to the Administrative Agent; and

(q) such other financial and other information as any Secured Party may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.1.2. Maintenance of Existence; Compliance with Contracts, Laws, etc. Subject to the provisions of this Agreement, the Parent will, and will cause each of its Material Subsidiaries to, preserve and maintain its legal existence (except, in the case of Material Subsidiaries, as otherwise permitted by Section 7.2.10), rights, privileges and franchises, and to be duly qualified and in good standing in each jurisdiction in which such Person owns properties or carries on business and in any other jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to be so qualified and in good standing could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect. The Parent will, and will cause each of its Subsidiaries to, comply in all material respects with all Applicable Laws that are material to the Parent and its Subsidiaries and the Greens Creek Joint Venture, including the payment (before the same become delinquent) of all Taxes imposed upon the Parent or its Subsidiaries or upon their property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Parent or its Subsidiaries, as applicable.

SECTION 7.1.3. Maintenance of Properties. The Parent will, and will cause each of its Material Subsidiaries to, maintain, preserve, protect and keep

(i) its interests in its properties as necessary for it to be able to develop and operate its mines in accordance with normal industry practice; and

(ii) its properties in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted), and make necessary repairs, renewals and replacements in accordance with normal industry practice so that the business carried on by it may be properly conducted at all times, unless the Parent determines in good faith that the continued maintenance of any such property is no longer economically desirable, necessary or useful to the business of the Parent or any Material Subsidiary or the Disposition of such property is otherwise permitted by Sections 7.2.9 or 7.2.10.

SECTION 7.1.4. Insurance. The Parent will, and will cause each Subsidiary to, maintain, (x) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Parent and its Subsidiaries and the Greens Creek Joint Venture and (y) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under Applicable Law. Without limiting the foregoing, all insurance policies required pursuant to this Section shall:

(a) name the Administrative Agent on behalf of the Secured Parties as loss payee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without 30 days’ prior written notice to the Administrative Agent; and

(b) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.1.5. Books and Records. The Parent will, and will cause each Subsidiary to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions.

SECTION 7.1.6. Visitation.

(a) The Parent will, and will cause each Subsidiary to, permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Parent, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and the Parent hereby authorizes such independent public accountant to discuss each Obligor’s financial matters with each Secured Party or their representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of its books and records. The Parent shall pay any reasonable and out-of-pocket expenses incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section (including fees of such independent public accountant); provided that, so long as no Default has occurred and is continuing, the Parent shall only be required to pay such reasonable and out-of-pocket expenses incurred in connection with one such visit and/or discussion per Fiscal Year.

(b) The Parent will provide to the Administrative Agent written or verbal reports on the status of the litigation set forth in or referred to in Item 6.7 of the Disclosure Schedule, at such times and intervals (but in any event no more than once a month, unless there has been a material adverse development with respect to the outcome of such litigation) as the Administrative Agent shall reasonably determine to assess the status and progress of such litigation, including a report on the issuance of significant rulings and the taking of important testimony. The Parent will also cause the Parent’s legal counsel in connection with such litigation to be available to discuss (provided the Parent’s General Counsel or such counsel’s designee has been provided a reasonable opportunity to be present during such discussion) any such reports with the Administrative Agent at the reasonable request of the Administrative Agent (which requests shall not be more than once a month, unless there has been a material adverse development with respect to the outcome of such litigation); provided, however, that the terms of this clause (b) shall not be deemed to authorize or require any attorney to disclose information that, if disclosed pursuant to this clause (b), would, in such attorney’s written opinion, violate the attorney-client privilege between such attorney and the Parent. The Parent shall pay the fees of counsel incurred in connection with the Administrative Agent’s exercise of its rights pursuant to this Section.

SECTION 7.1.7. Environmental Law Covenant. The Parent will, and will cause each of its Subsidiaries to:

(a) use and operate all of its and their facilities and properties in compliance in all material respects with all Environmental Laws material to the Parent and its Subsidiaries, keep all necessary Approvals relating to environmental matters material to the Parent and its Subsidiaries in effect, and remain in material compliance therewith, and handle all Hazardous Materials in compliance in all material respects with all such Environmental Laws; and

(b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and shall keep its property free of any Lien imposed by any Environmental Law.

SECTION 7.1.8. Future Guarantors, Security, etc. Subject to the last paragraph of this Section 7.1.8, the Parent will, upon any Person becoming either a direct or indirect Material Subsidiary, or upon any U.S. Subsidiary satisfying the criteria of a Material U.S. Subsidiary or any Foreign Subsidiary satisfying the criteria of a Pledged Foreign Subsidiary, and with respect to any Pledged Foreign Subsidiary that exists on the Effective Date that is not a party to a Pledge Agreement or a Foreign Pledge Agreement or the Capital Securities of which have not been pledged under a Pledge Agreement or a Foreign Pledge Agreement:

(a) cause any Subsidiary of a Borrower or Hecla Admiralty to execute and deliver to the Administrative Agent a supplement to the Security Agreement substantially in the form attached thereto as Annex I;

(b) cause any Person that is either a Material U.S. Subsidiary or a Pledged Foreign Subsidiary to execute and deliver to the Administrative Agent a supplement to the Subsidiary Guaranty substantially in the form attached thereto as Annex I, in each case for the benefit of the Secured Parties;

(c) cause each Person holding Capital Securities in a Material U.S. Subsidiary or a Pledged Foreign Subsidiary to execute and deliver, to the Administrative Agent a supplement to the Pledge Agreement, substantially in the form attached thereto as Annex I (and, if applicable, a Foreign Pledge Agreement) and shall, pursuant to the Pledge Agreement (and, if applicable, a Foreign Pledge Agreement), pledge and deliver to the Administrative Agent, for the benefit of the Secured Parties, all of the outstanding Capital Securities of each Material U.S. Subsidiary or Foreign Pledged Subsidiary owned by the Parent or such Subsidiary and take all other action required under the Pledge Agreement (a Foreign Pledge Agreement as the case may be) together with undated stock powers or equivalent instruments of transfer reasonably satisfactory to the Administrative Agent for such certificates or such other evidence of beneficial ownership, executed in blank (or, if any such Capital Securities are uncertificated, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been perfected in accordance with the UCC or any similar or local law which may be applicable); provided that, with respect to any Person holding Capital Securities in any Foreign Subsidiary that is a Pledged Foreign Subsidiary, such Person will have 120 days to use commercially reasonable efforts to comply with this clause (c) (or such longer time as the Administrative Agent permits in its sole discretion);

(d) deliver to the Administrative Agent as to each such Person certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party reasonably acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Subsidiary, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements (x) filed pursuant to the terms hereof in favor of the Administrative Agent, (y) being terminated pursuant to termination statements that are to be delivered on or prior to the date such Person becomes such Subsidiary or (z) in respect of Permitted Liens) shall cover any of the collateral described in any Loan Document);

(e) deliver to the Administrative Agent as to each such Person joined to the Security Agreement, Filing Statements naming such Person as the debtor and the Administrative Agent as the secured party, for the benefit of the Secured Parties, suitable for filing under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to any security agreement entered into by such Person; and

(f) subject to the provisions in clause (c) above, the Administrative Agent shall have received such customary opinions of legal counsel as the Administrative Agent may reasonably request, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary in any Loan Document, (x) no more than 65% of the Voting Securities of any Foreign Subsidiary shall be pledged as security for the Obligations, (y) no Foreign Subsidiary shall be required to pledge as security for the Obligations any of its assets and (z) no Foreign Subsidiary shall be required to guarantee the Obligations either through a Subsidiary Guaranty or otherwise, in the case of clauses (x), (y) or (z), if such pledge or guaranty results in adverse tax consequences for the Parent and its Subsidiaries, taken as a whole.

SECTION 7.1.9. Further Assurances. Notwithstanding anything contained in the Loan Documents to the contrary, the Parent will, and will cause each Subsidiary to, execute any documents, Filing Statements, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Administrative Agent may reasonably request, in order to, (a) subject to Section 7.1.8, effectuate the transactions contemplated by the Loan Documents and grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Loan Documents or (b) at the request of the Administrative Agent, grant, preserve, protect and perfect the validity and first priority of the Liens on all assets and other property (real and personal) of the Borrowers and Hecla Admiralty and all other Collateral. Without limiting the generality of the foregoing, the Parent shall provide, upon the request of the Administrative Agent, copies of all Approvals referred to in Section 6.3 and Section 6.20 and related information.

SECTION 7.1.10. Material Subsidiaries. In the event of a transfer of assets from the Parent or any of its Subsidiaries to an Immaterial Subsidiary, the Parent shall designate, in a notice to the Lenders, (i) such Immaterial Subsidiary as a Material Subsidiary if such Subsidiary would be a Material Subsidiary as of the last day of the Fiscal Quarter during which such transfer occurs and (ii) one or more of its other Subsidiaries as Material Subsidiaries if, in the absence of such designation, the aggregate assets or revenues of all Immaterial Subsidiaries of the Parent would exceed the aggregate amounts set forth in clauses (iii) and (iv) of the first proviso in the definition of “Immaterial Subsidiary”.

SECTION 7.1.11. Independent Corporate Existence. The Parent shall:

(a) cause each Material Subsidiary to comply with the terms of its limited liability company agreement, articles of incorporation, by-laws (as the case may be) and other Organic Documents; and

(b) without limiting the effect of the preceding clause (a),

(i) observe all organizational formalities, including holding appropriate meetings or actions by written consent, as required by all Applicable Law;

(ii) cause each Material Subsidiary to maintain an arm’s-length relationship with its Affiliates and not hold itself out as being liable for the debts of any of its Affiliates (other than with respect to obligations expressly permitted hereunder); and

(iii) cause each Material Subsidiary (A) to keep its assets and its liabilities wholly separate from those of all other entities, including, but not limited to its Affiliates, and (B) to maintain its assets and liabilities in such a manner that it is not materially costly or difficult to segregate, ascertain or otherwise identify the Subsidiary’s individual assets and liabilities from those of any other Person.

All consolidated financial statements of the Parent furnished by the Parent or any of its Subsidiaries shall clearly indicate that all of the interests in the Greens Creek Joint Venture held by the Borrowers are held separate and apart from the assets of the Parent and the other Subsidiaries of the Parent.

SECTION 7.1.12. Reserved.

SECTION 7.1.13. Maintenance of Mining Rights. The Parent will, and will cause each Subsidiary and the Greens Creek Joint Venture to maintain all material Mining Rights which are required in connection with the operation of its mines as they are then operated, and will obtain such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with each mine. All such Mining Rights and other rights will be sufficient in scope and substance for the operation of each mine then owned or operated by Parent or any of its Subsidiaries or the Greens Creek Joint Venture as they are then operated.

SECTION 7.1.14. Issuance of Subordinated Debt; Status of Obligations as Senior Indebtedness, etc. To the extent the Parent issues any Subordinated Debt, the Parent shall have the power and authority to incur such Subordinated Debt as provided for under the Subordinated Debt Documents applicable thereto and shall have duly authorized, executed and delivered the Subordinated Debt Documents applicable to such Subordinated Debt. To the extent the Parent issues any Subordinated Debt, the Parent shall issue, pursuant to due authorization, such Subordinated Debt under the applicable Subordinated Debt Documents, and such Subordinated Debt Documents shall constitute the legal, valid and binding obligations of the Parent enforceable against the Parent in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity). The subordination provisions of all such Subordinated Debt contained in the related Subordinated Debt Documents shall be enforceable against the holders of the Subordinated Debt by the holder of any “Senior Indebtedness” or similar term referring to the Obligations (as defined in such Subordinated Debt Documents). To the extent any Designated Preferred Stock is issued and outstanding, such Designated Preferred Stock shall contain provisions which prohibit the declaration, payment or setting aside of funds for payment of dividends on such Designated Preferred Stock following the occurrence and during the continuance of a Default and the holder of any Senior Indebtedness or similar term referring to the Obligations (as defined in the applicable Designated Preferred Stock Documents) shall be a third party beneficiary of such provisions. All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term in the Subordinated Debt Documents relating to the Obligations, and all such Obligations are entitled to the subordination provisions of the Subordinated Debt Documents.

SECTION 7.1.15. Sale Price of Gold, Silver, Lead and Zinc. The Parent and its Subsidiaries shall sell all gold, silver, lead and zinc on fair and reasonable terms, at prices and other terms no less favorable to the Parent or such Subsidiary than it could obtain in an arm’s length transaction with a Person that is not an Affiliate.

SECTION 7.1.16. Post Closing. (a) Within thirty (30) days after the Effective Date, the Administrative Agent shall have received a title opinion and a Deed of Trust opinion, addressed to the Administrative Agent and all Lenders, from Joe Perkins, counsel to the Obligors, in form and substance satisfactory to the Lenders.

(b) Within ninety (90) days after the Effective Date, or such longer period in the Administrative Agent’s sole discretion, the Administrative Agent shall have received (i) an executed Canadian Security Agreement (the “Canadian Security Agreement”) among the Borrowers, Hecla Admiralty and the Administrative Agent, (ii) filed PPSA financing statements that the Administrative Agent may reasonably require in order to perfect its first priority security interest in the assets subject to the Canadian Security Agreement and (iii) a signed favorable opinion of Canadian counsel with respect to the Canadian Security Agreement.

(c) Within five (5) Business Days of the Effective Date, the Administrative Agent shall have received the fully executed Greens Creek Demand Note.

SECTION 7.2. Negative Covenants. The Parent covenants and agrees with each Lender and the Administrative Agent that until the Termination Date has occurred, the Parent will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1. Business Activities. The Parent will not, and will not permit any of its Subsidiaries to, (a) engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto, or (b) without limiting the effect of any provision contained herein, in the case of the Parent, transfer any assets to a Subsidiary, other than (i) pursuant to Section 7.2.10 or (ii) cash pursuant to a loan, advance or other Investment permitted pursuant to clauses (e), and (f) of Section 7.2.2, clauses (e), (f), (h), (i) and (k) of Section 7.2.5 or Section 7.2.9.

SECTION 7.2.2. Indebtedness. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(b) of the Disclosure Schedule, and any Refinancing of such Indebtedness;

(c) unsecured and secured (to the extent permitted under clause (c) of Section 7.2.3) Indebtedness in respect of performance bonds and reclamation bonds (other than the Gold Participation Bonds) and cash deposits provided in the ordinary course of business; provided that (i) the amount of such Indebtedness outstanding with respect to the Greens Creek Mine shall not exceed at any time $60,000,000, (ii) the aggregate amount of all such Indebtedness outstanding pursuant to this clause (c) shall not at any time exceed $100,000,000, (iii) with respect to the Greens Creek Mine and Lucky Friday Mine, Indebtedness under this clause shall only be permitted to the extent (A) required by a Governmental Authority or a recognized Indian tribe with applicable jurisdiction and authority and (B) the Parent shall have provided to the Administrative Agent a written copy of each order or agreement imposing or increasing (or any other requirements in respect of) the amount of any such obligation after the Effective Date;

(d) Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Parent and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Parent and its Subsidiaries (provided that, such Indebtedness is incurred within 90 days of the acquisition of such property) and in respect of Capitalized Lease Liabilities; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause (d) shall not at any time exceed $25,000,000;

(e) Indebtedness of any Subsidiary (other than a Borrower or Hecla Admiralty) owing to the Parent or any other Subsidiary (but only a Subsidiary Guarantor if the Subsidiary owing such Indebtedness is a Subsidiary Guarantor);

(f) unsecured Indebtedness of the Parent or a Subsidiary Guarantor (other than Hecla Admiralty) owing to a Subsidiary that has previously executed and delivered to the Administrative Agent the Interco Subordination Agreement (provided that, no payment of principal or interest shall be made in respect of such Indebtedness if a Default or Event of Default has occurred and is then continuing or would result therefrom);

(g) unsecured Subordinated Debt of the Parent or any of its Subsidiaries (other than the Borrowers and Hecla Admiralty) and/or Designated Preferred Stock of the Parent incurred pursuant to the terms of the Subordinated Debt Documents or Designated Preferred Stock Documents, as applicable, and Refinancings (which continue to satisfy the terms of the definition of “Subordinated Debt” or “Designated Preferred Stock” as the case may be); provided that the Administrative Agent shall have received prior to the incurrence thereof a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such incurrence (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements and Compliance Certificates delivered pursuant to Section 7.1.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Section 7.2.4; and provided further that all Contingent Liabilities of the Obligors in respect of such Subordinated Debt shall be subordinated to the Obligations on substantially the same terms as the Subordinated Debt is subordinated to the Obligations.

(h) Indebtedness of a Subsidiary (including a Subsidiary acquired pursuant to a Permitted Acquisition) of the Parent that is not a Borrower or a Subsidiary Guarantor; provided that no Obligor is providing any credit support for, or a guarantee of, any such Indebtedness, and such Indebtedness is for all purposes non-recourse to the Obligors and their respective assets;

(i) Permitted Additional Indebtedness; provided that the Administrative Agent shall have received prior to the incurrence thereof a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such incurrence (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements and Compliance Certificates delivered pursuant to Section 7.1.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Section 7.2.4;

(j) Indebtedness consisting of Earn-out Obligations; provided that such Earn-out Obligations are unsecured;

(k) Hedging Obligations under Hedging Agreements permitted under Section 7.2.14;

(l) Indebtedness in respect of Gold Participation Bonds and Contingent Liabilities of the Parent with respect thereto;

(m) secured or unsecured Indebtedness of the Parent or any Subsidiary (other than any Borrower or Hecla Admiralty) in a maximum aggregate amount not to exceed $75,000,000 ; provided that (A) the Administrative Agent shall have received prior to the incurrence thereof a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such incurrence (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements and Compliance Certificates delivered pursuant to Section 7.1.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Section 7.2.4 and (B) any such Indebtedness (i) shall be non-recourse to any of the Greens Creek Group or any assets or property of any of the Greens Creek Group, (ii) shall not be subject to financial covenants that are more restrictive on any Obligor than the financial covenants contained herein, (iii) does not have a scheduled final maturity prior to the Stated Maturity Date and (iv) to the extent secured, shall not be secured by a Lien on the Collateral; and

(n) Indebtedness under the Greens Creek Demand Note;

provided that no Indebtedness otherwise permitted by clauses (d), (e), (g), (h), (i), (l) or (m) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.3. Liens. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) Liens existing as of the Effective Date and disclosed in Item 7.2.3(b) of the Disclosure Schedule securing Indebtedness described in clause (b) of Section 7.2.2, and Refinancings of such Indebtedness; provided, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(c) Liens on cash and Cash Equivalent Investments securing Indebtedness of the type permitted under clause (c) of Section 7.2.2;

(d) Liens securing Indebtedness of the type permitted under clause (d) of Section 7.2.2; provided that, (i) such Lien is granted within 90 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens securing Indebtedness permitted by clause (h) of Section 7.2.2; provided, however, that such Liens existed prior to such Person becoming a Subsidiary and were not created in anticipation thereof;

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than, for the avoidance of doubt, Liens in favor of the PBGC), or (ii) to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds (in each case other than the bonds and deposits referenced in clause (c) of Section 7.2.2);

(h) judgment Liens of $1,000,000 or less, provided that the aggregate amount of all judgment Liens does not exceed $5,000,000 and (ii) other judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies which have acknowledged their responsibility to cover such judgment and which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k) Liens on assets located outside the United States to secure statutory obligations under the laws of foreign jurisdictions; and

(l) Liens on property of the Parent and the Subsidiaries (other than the Borrowers and Hecla Admiralty), other than the Collateral.

SECTION 7.2.4. Financial Condition and Operations. Neither Parent nor any Borrower will permit any of the events set forth below to occur:

(a) Tangible Net Worth to be less than or equal to $500,000,000;

(b) the Leverage Ratio to be greater than 3.00 to 1.00;

(c) the Interest Coverage Ratio to be less than 3.00 to 1.00; and

(d) the Current Ratio to be less than 1.10 to 1.00.

SECTION 7.2.5. Investments. The Parent will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person or enter into any joint venture with any other Person or Persons, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments constituting Capital Expenditures;

(e) Investments permitted by clauses (e), (f), or (n) of Section 7.2.2;

(f) Investments by way of contributions to capital or purchases of Capital Securities (i) by the Parent in any Subsidiaries or by any Subsidiary in other Subsidiaries or (ii) by any Subsidiary in the Parent;

(g) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(h) Investments constituting (i) Permitted Acquisitions and (ii) the San Juan Silver Mining Joint Venture;

(i) Investments constituting the incurrence of development costs and the entry into options and leases to mine real property to the extent incurred or entered into in the ordinary course of business consistent with past practice;

(j) Investments consisting of any deferred portion of the sales price received by the Parent or any Subsidiary in connection with any Disposition permitted under Section 7.2.10;

(k) to the extent permitted under Applicable Law, advances or loans to employees, directors or officers not to exceed $2,000,000 in the aggregate at any time outstanding;

(l) other Investments in an aggregate amount not to exceed $30,000,000 at any time; and

(m) Investments made by the Parent with Capital Securities of the Parent so long as no Event of Default is continuing prior to, and no Event of Default results from, such Investment;

provided that in respect of this Section 7.2.5,

(i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

(ii) all Investments in all Subsidiaries shall have been pledged to the Administrative Agent (for the benefit of the Secured Parties) to the extent required by Section 7.1.8 or as otherwise required under the Loan Documents;

(iii) with respect to any Specified Investments, on the date such Specified Investment is made, the amount cash being used to make such Specified Investments (other than the Greens Creek Demand Note) on such date shall not exceed the then amount of Funds Available for Specified Investments as of such date; and

(iv) no Specified Investment shall be permitted to be made (other than under the Greens Creek Demand Note) if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.6. Restricted Payments, etc. The Parent will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than

(a) Restricted Payments made by wholly-owned Subsidiaries to the Parent or other wholly-owned Subsidiaries (provided that (x) with respect to any Restricted Payment referenced in clause (i) of the definition thereof, if any Default has occurred and is continuing or would result therefrom and (y) with respect to any Restricted Payment referenced in clause (ii) of the definition thereof such Restricted Payment shall be made in cash and if any Default has occurred and is continuing or would result therefrom and the Required Lenders have notified the Parent that the payments made under the Greens Creek Demand Note must be included in the limitation described below, the aggregate amount of Restricted Payments permitted to be made under this clause (a) shall not exceed $6,000,000 per each Fiscal Quarter or $20,000,000 per each Fiscal Year (excluding, for purposes of these dollar limits, payments (which are consistent with past practices) made under the Greens Creek Demand Note until such time that the Required Lenders notify the Parent that such payments must be included in such limitation) and, in addition, any Restricted Payment referenced in clause (i) of the definition thereof shall also not exceed the amount necessary for the purpose of paying, so long as all such payments are promptly used by the Parent to pay, payroll, operating, and administrative expenses incurred in the ordinary course of business, franchise or similar taxes and other similar taxes, fees and expenses required to maintain the Parents corporate existence);

(b) Restricted Payments made by non-wholly-owned Subsidiaries that are not Obligors to its shareholders or members generally so long as the Parent or its Subsidiary which owns the equity interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary making such Restricted Payment);

(c) the declaration or payment by the Parent of a cash dividend on, or on account of, any class of Capital Securities of the Parent (including Designated Preferred Stock) in an aggregate amount not to exceed the Funds Available for Restricted Payments; provided that immediately prior to such declaration or payment, an Authorized Officer of the Parent shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom;

(d) the payment of any dividends the declaration of which was permitted pursuant to the immediately preceding clause (b), so long as such payment is made within 60 days of such declaration or on its regularly schedule payment date;

(e) the redemption, purchase or other acquisition by the Parent of its Series B Preferred Stock and, concurrent with any such redemption, the payment of accrued dividends thereon in an aggregate amount not to exceed the Funds Available for Restricted Payments; provided that immediately prior to such redemption, purchase or other acquisition or payment of accrued dividends, an Authorized Officer of the Parent shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom;

(f) the redemption, purchase or other acquisition of Capital Securities of the Parent in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Parent) of Capital Securities (other than Redeemable Capital Securities and Designated Preferred Stock) of the Parent; provided that immediately prior to such redemption, purchase or other acquisition, an Authorized Officer of the Parent shall have certified in writing to the Administrative Agent that immediately before and after giving effect to such redemption, purchase or other acquisition no Default shall have occurred and be continuing or would result therefrom;

(g) the redemption, purchase or other acquisition of Capital Securities pursuant to the Small Lot Repurchase Program in an aggregate amount not to exceed the Funds Available for Restricted Payments; provided that immediately prior to such redemption, purchase or other acquisition, an Authorized Officer of the Parent shall have certified in writing to the Administrative Agent that immediately before and after giving effect to such redemption, purchase or other acquisition no Default shall have occurred and be continuing or would result therefrom; and

(h) the declaration and payment by the Parent of cash dividends on, or on account of, the Parent’s Series B Preferred Stock, 6.5% Mandatory Convertible Preferred Stock and 12% Convertible Preferred Stock, provided, that, (a) payment of such dividend occurs on or prior to January 31, 2010, (b) such payment is only for accrued and unpaid dividends to such date of payment, and (c) the Parent only pays such portion of the dividend in cash that is not otherwise payable with common stock.

SECTION 7.2.7. No Prepayment of Certain Indebtedness. The Parent will not, and will not permit any of its Subsidiaries to,

(a) make any payment or prepayment of principal of, or premium or interest on, any Permitted Additional Indebtedness or any Subordinated Debt (or redeem, retire, purchase, defease or otherwise acquire any Permitted Additional Indebtedness or any Subordinated Debt) (i) other than the stated, scheduled date for payment of interest set forth in the applicable Permitted Debt Documents or Subordinated Debt Documents or the conversion of such Permitted Additional Indebtedness or such Subordinated Debt to Capital Securities pursuant to its terms, or (ii) which would violate the terms of this Agreement or the applicable Permitted Debt Documents or Subordinated Debt Documents;

(b) make any payment with respect to an Earn-out Obligation, other than on (or after) the stated, scheduled date therefor set forth in the documents evidencing such Earn-out Obligation and so long as (i) the maximum portion of such payment that can be satisfied with the payment of Capital Securities (other than Redeemable Capital Securities) of the Parent shall be so satisfied and (ii) with respect to any such payment (or portion thereof) that cannot be so satisfied, (A) such payment is made following the receipt by the Administrative Agent of the financial statements described in clause (b) of Section 7.1.1 (and the Compliance Certificate relating thereto) with respect to the Fiscal Year immediately preceding the Fiscal Year in which such payment is to be made, and (B) prior to such payment, an Authorized Officer of the Parent shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes;

provided that the Parent and its Subsidiaries may pay or prepay the principal of, or premium or interest on, any Permitted Additional Indebtedness or Subordinated Debt, or redeem, retire, purchase, defease or otherwise acquire such Indebtedness, in exchange for, or with the net cash proceeds of, (x) Indebtedness incurred pursuant to a Refinancing of such Indebtedness or (y) the substantially concurrent sale (other than to a Subsidiary of the Parent) of Capital Securities (other than Redeemable Capital Securities and Designated Preferred Stock) of the Parent, so long as immediately before and after giving effect to such payment, prepayment, redemption, retirement, purchase, defeasance or other acquisition no Default shall have occurred and be continuing or would result therefrom.

SECTION 7.2.8. Issuance of Capital Securities. The Parent will not, and will not permit any of its Material Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than (a) in the case of Material Subsidiaries (other than the Greens Creek Group), Capital Securities (other than Redeemable Capital Securities, unless otherwise permitted by Section 7.2.2) issued to the Parent or a Subsidiary Guarantor, (b) in the case of members of the Greens Creek Group, to any Person that held Capital Securities of a Person in the Greens Creek Group on the Effective Date (provided that no member of the Greens Creek Group will issue shares to Hecla Limited other than Hecla Alaska) or (c) in the case of the Parent, Capital Securities (other than Redeemable Capital Securities, unless otherwise permitted by Section 7.2.2) issued to any Person that does not result in a Change in Control.

SECTION 7.2.9. Consolidation, Merger, etc. The Parent will not, and will not permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom (a) any Subsidiary (other than the Subsidiary Guarantors and the Borrowers) may liquidate, dissolve, or dissolve voluntarily into, and may merge with and into, the Parent or any other U.S. Subsidiary (other than the Borrowers and Hecla Admiralty), (b) any Foreign Subsidiary (including each Subsidiary listed on Item 7.2.9 of the Disclosure Schedule as of the Effective Date to the extent each such Subsidiary is not a Material Subsidiary at such time) may liquidate, dissolve, or dissolve voluntarily into, and may merge with or into, any other Subsidiary (other than the Borrowers and Hecla Admiralty), (c) any Subsidiary Guarantor may merge with and into the Parent or any other Subsidiary Guarantor and (d) the assets or Capital Securities of any Subsidiary (other than the Subsidiary Guarantors and the Borrowers) may be purchased or otherwise acquired by the Parent or any other Subsidiary (other than the Borrowers and Hecla Admiralty) and the Capital Securities or assets of any Subsidiary Guarantor may be purchased or otherwise acquired by the Parent or any other Subsidiary Guarantor; provided that (A) no Default has occurred and is continuing or would occur after giving effect thereto, (B) such transaction will not affect the Borrowers’ ability to repay the Loans and interest thereon when due, (C) such transaction will not adversely affect (as determined by each Lender in its sole discretion) the security interest granted under the Loan Documents in favor of the Secured Parties and (D) following such transaction, the Parent will promptly deliver to the Administrative Agent an update of Item 6.8 of the Disclosure Schedule reflecting the new corporate structure of the Parent and its Subsidiaries.

SECTION 7.2.10. Permitted Dispositions. The Parent will not, and will not permit any of its Subsidiaries to, Dispose of any of the Parent’s or such Subsidiaries’ assets to any Person in one transaction or series of transactions unless such Disposition is (a) inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, (b) pursuant to Section 7.2.17, (c) permitted by clauses (f) and (h) (but only with respect to the San Juan Silver Mining Joint Venture) of Section 7.2.5 or Section 7.2.9, (d) publicly-traded securities Disposed for fair market value or (e) (i) such Disposition is for fair market value and (ii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause does not exceed (individually, in the aggregate or when aggregated with all Dispositions described in Section 7.2.17) $10,000,000 per year; provided, however, that, neither the Parent nor any Subsidiary may Dispose of its interests in (x) the Greens Creek Joint Venture Agreement, (y) the assets of any of the Greens Creek Joint Venture, the Greens Creek Mine or the Lucky Friday Mine (including its rights to receive income, distributions, products or proceeds therefrom), except with respect to inventory and obsolete, damaged, immaterial, worn out or surplus property Disposed of, in each case, in the ordinary course of business or (z) any member of the Greens Creek Group or Hecla Limited. This Section does not permit the Disposition of less than 100% of any Capital Securities of any Subsidiary to any Person other than to the Parent or another Subsidiary, unless otherwise permitted under Section 7.2.9.

SECTION 7.2.11. Modification of Certain Agreements. The Parent will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in,

(a) the Permitted Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Permitted Additional Indebtedness and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Permitted Additional Indebtedness, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Permitted Additional Indebtedness or (iii) makes the covenants, events of default or remedies in such Permitted Debt Documents less restrictive on the Parent and its Subsidiaries;

(b) the Subordinated Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the Parent and its Subsidiaries;

(c) the Designated Preferred Stock Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Designated Preferred Stock and which (i) extends the date or reduces the amount of any required redemption of such Designated Preferred Stock, (ii) reduces the rate or extends the date for payment of dividends, premium (if any) or fees payable on such Designated Preferred Stock or (iii) makes the covenants, redemption provisions or remedies in such Designated Preferred Stock Documents less restrictive on the Parent;

(d) any documents with respect to Earn-out Obligations, which (i) accelerates the date or increases the amount of any required payment of such Earn-out Obligation, (ii) modifies any of the subordination terms thereof or (iii) makes the covenants, events of default or remedies in such documents with respect to Earn-out Obligations more onerous on the obligors thereunder; or

(e) the Organic Documents of (i) any Obligor, if the result thereof could reasonably be expected to have an adverse effect on the ability of such Obligor to, and (ii) any Material Subsidiary of the Parent (other than the Subsidiary Guarantors or the Borrowers), if the result thereof could reasonably be expected to have a Material Adverse Effect on the ability of such Subsidiary to, in each case, comply with or satisfy its obligations hereunder or on the rights or remedies of any Secured Party.

SECTION 7.2.12. Transactions with Affiliates. The Parent will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, sale, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is on fair and reasonable terms no less favorable to the Parent or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate; provided that the Parent, the Borrowers and Subsidiary Guarantors may enter into any arrangement, transaction or contract with any of the Parent, the Borrowers or other Subsidiary Guarantors that is not prohibited by this Agreement and the Borrowers may be party to the Greens Creek Joint Venture Agreement.

SECTION 7.2.13. Restrictive Agreements, etc. The Parent will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting:

(a) the creation or assumption of any Lien securing the Obligations upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Parent or any Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing (A) any secured Indebtedness permitted by clause (c) of Section 7.2.2 as to the cash and Cash Equivalent Investments securing such Indebtedness and (B) any Indebtedness permitted by clause (d) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, (iii) in the case of clauses (a) and (c), any agreement of a Subsidiary (other than a Borrower) governing Indebtedness permitted by Section 7.2.2 (provided that such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and would not reasonably be expected to adversely affect any Obligor’s ability to make payments hereunder or under any of the other Loan Documents).

SECTION 7.2.14. Hedging Agreements. The Parent will not (a) permit any Subsidiary to enter into any Hedging Agreement or incur or suffer to exist any Hedging Obligations (other than a special purpose Subsidiary that enters into the Gold Participation Bonds) and (b) enter into or be subject to any agreement or arrangement relating to gold, silver or any other metal which creates an obligation, whether matured or contingent, of the Parent to deliver (or that could be called for delivery or cash settlement) in any Fiscal Quarter, when taken together with all other such obligations of the Parent (including the Gold Participation Bonds), more than 70% of the forecast payable production of the Parent and its Subsidiaries of any such metal for such Fiscal Quarter (as set forth in the Hecla Mine Plan most recently delivered under clause (l) of Section 7.1.1). Neither the Parent, its Subsidiaries nor any Borrower will enter into or be subject to any Hedging Agreement (a) which is margined or cash collateralized, (b) with respect to which the obligations of such Obligor are secured by a Lien (other than a Lien in favor of a Lender or an Affiliate of a Lender securing Hedging Obligations) on the property, revenues or assets of the Obligor, (c) with a counterparty (other than a Lender or an Affiliate of a Lender) with a credit rating of lower than A2 from Moody’s, lower than A from S&P or lower than A from Fitch or that has a combined capital and surplus of less than $250,000,000, or (d) for speculative purposes.

SECTION 7.2.15. Restrictions on the Greens Creek Group. Notwithstanding anything contained herein to the contrary, no member of the Greens Creek Group shall engage in any business activity other than in connection with the owning and holding of the Greens Creek Joint Venture (including the assets and properties related thereto) and those activities reasonably incidental thereto, including complying with the terms of the Greens Creek Joint Venture Agreement. In furtherance of, and not in limitation of the foregoing, no member of the Greens Creek Group shall:

(a) own any material assets, except for its interests in the Greens Creek Joint Venture (including (i) its ownership interests in the Greens Creek Joint Venture, (ii) its rights to receive income, distributions, products and proceeds from the Greens Creek Joint Venture and (iii) its share in the assets and properties of the Greens Creek Joint Venture);

(b) create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness or other liabilities or obligations except for (i) the obligations under the Loan Documents, (ii) its share of Indebtedness or other liabilities or obligations of the Greens Creek Joint Venture and (iii) Indebtedness permitted under clauses (c), (d), and (n) of Section 7.2.2; provided that any Indebtedness permitted under clause (iii) shall be limited to Indebtedness incurred by the Borrowers to finance the operations of the Greens Creek Mine ;

(c) create, incur or permit to exist any Lien (other than the Liens created pursuant to the Loan Documents or Liens permitted under clauses (c), (d), (f), (g), (h), (i) or (j) of Section 7.2.3); provided that any Liens permitted under this clause (c) shall be limited to Liens with respect to the Greens Creek Mine;

(d) make, incur, assume or suffer to exist any Investment (other than Investments in the Greens Creek Joint Venture, its share of Investments made by the Greens Creek Joint Venture, and Investments permitted under clauses (b), (d), and (g) of Section 7.2.5); provided that any Investments permitted under this clause (d) shall be limited to Capital Expenditures made by the Borrowers in connection with the operations of the Greens Creek Mine;

(e) make or commit to make any Capital Expenditure or enter into any arrangement which would give rise to any capitalized lease liability (other than Capital Expenditures, or capitalized leases made or incurred in connection with the Greens Creek Joint Venture);

(f) enter into any arrangement which involves the leasing by the Borrowers from any lessor of any real or personal property (or any interest therein) (other than its interests in of any such arrangement entered into by the Greens Creek Joint Venture);

(g) sell, transfer, lease or otherwise dispose of, or grant to any Person options, warrants or other rights with respect to, any of its assets (other than its interests in any such sale, transfer, lease, grant or other disposition consummated by the Greens Creek Joint Venture);

(h) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or

(i) permit or suffer to exist any Default described in Section 8.1.9 with respect to the Borrowers.

SECTION 7.2.16. Change to Fiscal Year. The Parent will not change its Fiscal Year.

SECTION 7.2.17. Sale and Leaseback. The Parent will not, nor will the Parent permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person to the extent the Dispositions related to any such transaction exceed (individually, in the aggregate or when aggregated with all Dispositions described in clause (e) of Section 7.2.10) $10,000,000 per year; provided, however, that, neither the Parent nor any Subsidiary may engage in any sale and leaseback transaction involving its interests in (x) the Greens Creek Joint Venture Agreement, (y) the assets of any of the Greens Creek Joint Venture or the Greens Creek Mine (including its rights to receive income, distributions, products or proceeds therefrom) except with respect to inventory and obsolete, damaged, immaterial, worn out or surplus property transferred in the ordinary course of business or (z) any member of the Greens Creek Group.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1. Non-Payment of Obligations. The Borrowers or any other Obligor shall default in the payment or prepayment when due of

(a) any principal of any Loan; or

(b) any interest on any Loans or any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.

SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations.

(a) Any Obligor shall default in the due performance or observance of any of its obligations under Section 2.4, clauses (d), (e), (f), (h), (j), (k), (l), (m), (n) and (p) of Section 7.1.1, Section 7.1.6, Section 7.1.7, Section 7.1.8, Section 7.1.9, Section 7.1.10, Section 7.1.12, Section 7.1.13, Section 7.1.14, Section 7.1.16 or Section 7.2 or any Obligor shall default in the due performance or observance of its obligations under (i) Articles II and IV of the Subsidiary Guaranty or (ii) Article IV of a Security Agreement, taking into account any grace periods provided in such Subsidiary Guaranty or Security Agreement.

(b) The Parent shall default in the due performance or observance of any of its obligations under (i) clauses (a), (b), (c), (g), (i) and (o) of Section 7.1.1 and such default shall continue unremedied for a period of 10 days or (ii) Articles II and IV of the Parent Guaranty, taking into account any grace periods provided in such Parent Guaranty.

SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Parent by the Administrative Agent or any Lender or (ii) the date on which an officer of any Obligor has knowledge of such default.

SECTION 8.1.5. Default on Other Indebtedness.

(a) A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees (or similar payments) on, any Indebtedness (other than Indebtedness described in Section 8.1.1 or under a Hedging Agreement) of the Parent or any of its Material Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $5,000,000 and any Permitted Additional Indebtedness or Subordinated Debt of the Parent or any of its Material Subsidiaries, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; or

(b) an early termination event occurs under any Hedging Agreement resulting from (x) any default as to which the Parent or a Subsidiary is the defaulting party or (y) any termination event (other than, with respect to the Gold Participation Bond, as a result of a voluntary prepayment in full) under such Hedging Agreement as to which the Parent or a Subsidiary is an affected party and, in either event, the termination value of such Hedging Agreement owed by the Parent or such Subsidiary as a result thereof is greater than $5,000,000.

SECTION 8.1.6. Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $5,000,000 (exclusive of any amounts fully covered by independent third-party insurance (less any applicable deductible) as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against the Parent, any of its Material Subsidiaries or the Greens Creek Joint Venture and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan

(a) the institution of any steps by the Parent, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Parent or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA.

SECTION 8.1.8. Change in Control. Any Change in Control shall occur.

SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Parent or any of its Material Subsidiaries shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, the Parent, each Material Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Parent, any Material Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Parent, such Material Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, the Parent, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10. Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, fail to be effective or fail to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor shall directly contest in any manner the validity, binding nature or enforceability of any material provision of any Loan Document; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, fail to be a perfected first priority Lien.

SECTION 8.1.11. Failure of Subordination. Unless otherwise waived or consented to by the Administrative Agent and the Lenders in writing,

(a) the payment postponement and subordination provisions relating to any Subordinated Debt (its “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent and the Lenders in accordance with the terms thereof,

(b) the monetary Obligations shall fail to constitute “Senior Indebtedness” (or analogous term) referring to the Obligations, or

(c) the Parent or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (x) the effectiveness, validity or enforceability of any Subordination Provision, (y) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (z) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

SECTION 8.1.12. Abandonment of Greens Creek Mine or Lucky Friday Mine. Operation of the principal operating properties of the Greens Creek Mine or the Lucky Friday Mine shall be abandoned or terminated.

SECTION 8.1.13. Regulatory Action. Any Governmental Authority shall take any action with respect to any mine owned or operated by Parent or its Subsidiaries, the operation thereof or the sale of the production therefrom (including any action that would cause any license, permit, consent or other Mining Right to cease to be in full force and effect or to be held to be illegal or invalid and including any action (including the commencement of an action or proceeding) that results or may result in the revocation, termination or substantial and adverse modification of any such license, permit, consent or other Mining Right) which could reasonably be expected to have a Material Adverse Effect, unless such action is set aside, dismissed or withdrawn within 60 days of its institution or such action is being contested in good faith and its effect is stayed during such contest.

SECTION 8.1.14. Material Adverse Change. The occurrence of a Material Adverse Change.

SECTION 8.1.15. Greens Creek. The Greens Creek Manager shall be a Person other than a member of the Greens Creek Group or the Greens Creek Joint Venture Agreement shall fail to be effective or fail to be the legally valid, binding and enforceable obligation of the Borrowers.

SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section and Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit any Lender from exercising setoff rights in accordance with Section 4.9.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1. Appointments; Actions. Each Lender hereby appoints Scotiabank as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of Applicable Law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents). Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which the Administrative Agent is not reimbursed by the Borrowers; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at an interest rate equal to (x) in the case of the Borrowers, the interest rate applicable at the time to Loans comprising such Borrowing and (y) in the case of a Lender, at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3. Exculpation. Neither the Administrative Agent or any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by either Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrowers and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, or shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Sections 10.3 and 10.4 shall continue to inure to its benefit.

SECTION 9.5. Loans by Scotiabank. Scotiabank shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Note held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent hereunder. The Administrative Agent and each of its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Parent or any Subsidiary or Affiliate of the Parent as if the Administrative Agent was not the Administrative Agent.

SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Parent, each Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Parent or the Borrowers pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Parent or the Borrowers). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Parent or any Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

SECTION 9.8. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, facsimile, electronic mail, Internet and intranet websites) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Lender Hedging Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Lender Hedging Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Parent to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Lender Hedging Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9. Defaults. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender, the Parent or a Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10. Appointment of Supplemental Agents, Sub-Agents; etc.

(a) In the event the Administrative Agent reasonably deems it necessary to comply with Applicable Law or, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), desirable, it may, in respect of the collateral securing the Obligations, appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”). Such Supplemental Agent or Supplemental Agents shall have, in respect of the collateral securing the Obligations, each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such collateral, to the extent necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such collateral and to perform such duties with respect to such collateral.

(b) Without limiting the provisions of the foregoing clause (a), the Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, employees and agents.

(c) Should any instrument in writing from any Obligor be required by any Supplemental Agent or sub-agent so appointed by the Administrative Agent to more fully and certainly vest in and confirm to him or it such rights, powers, privileges and duties, the Parent shall, or shall cause such Obligor to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent or sub-agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent or sub-agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent or sub-agent. The provisions of Sections 9.1, 9.3 and 10.4 that refer to the Administrative Agent shall inure to the benefit of each Supplemental Agent and each sub-agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or each Supplemental Agent and/or sub-agent, as the context may require.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1. Waivers, Amendments, etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Obligor or Obligors party to such Loan Document and the Required Lenders; provided that, no such amendment, modification or waiver shall:

(a) modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the Stated Maturity Date for any Lender’s Loans, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c) reduce the principal amount of or reduce the rate of interest on any Lender’s Loans, reduce any fees described in Article III payable to any Lender, waive payment Defaults or extend the scheduled date on which principal, interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);

(d) change (either positive or negative) the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) except as otherwise expressly provided in a Loan Document, release (i) the any Obligor from its Obligations under the Loan Documents to which such Obligor is a party or (ii) any collateral (unless in connection with a Disposition permitted under Section 7.2.10) under the Loan Documents, in each case without the consent of all Lenders; or

(f) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent).

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Further, notwithstanding anything to the contrary contained in Section 10.1, if within sixty days following the effective date of any Loan Document, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 10.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Parent, a Borrower, the Administrative Agent or a Lender, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may be used by the Administrative Agent and the Lenders to distribute communications to one another, including consent and waiver approvals, financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 10.3. Payment of Costs and Expenses. The Parent and the Borrowers agree to pay on demand all reasonable expenses of the Administrative Agent and the Arrangers (including the reasonable fees and out-of-pocket expenses of Mayer Brown LLP, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with

(a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby or thereby are consummated; and

(b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document;

(c) the conduct of due diligence and related matters conducted in connection with the Loan Documents and the syndication of the Loans; and

(d) the preparation and review of the form of any document or instrument or any information relevant to any Loan Document.

The Parent and the Borrowers further agree to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes or notarial fees which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Parent and the Borrowers also agree to reimburse the Administrative Agent and the Lenders upon demand for all out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel to the Administrative Agent and the Lenders) incurred by the Administrative Agent in connection with (x) the negotiation of any restructuring or “work-out” with the Parent or a Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Parent and each Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, partners, trustees, members, shareholders, directors, employees, agents and Affiliates (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, claims, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrowers as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

(c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or such Subsidiary; or

(f) each Lender’s Environmental Liability (the indemnification in this clause (f) shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party primarily by reason of the relevant Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar Applicable Law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor relative to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. To the extent permitted by Applicable Law, no party to this Agreement shall not assert, and hereby waives, any claim against any other party to this Agreement on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, the Credit Extension or the use of the proceeds thereof.

SECTION 10.5. Survival. The obligations of the Parent and each Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement and each other Loan Document may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent and the conditions set forth in Section 5.1 have been satisfied in full or waived in accordance with Section 10.1. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.

SECTION 10.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Parent or any Borrower may not assign or transfer its rights or obligations hereunder (other than pursuant to Section 7.2.15) without the consent of all Lenders.

SECTION 10.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans to one or more other Persons in accordance with the terms set forth below.

(a) Subject to clause (b), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Loan Documents (including all or a portion of Loans at the time owing to it); provided that:

(i) except in the case of (A) an assignment of the entire remaining amount of the Loans owing to the assigning Lender or (B) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, unless the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrowers, otherwise consent (in each case, such consent not to be unreasonably withheld or delayed);

(ii) except in the case of an assignment of the entire remaining amount of the Loans owing to the assigning Lender, no Lender shall retain less than $10,000,000 following any assignment;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned; and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500 and if the Eligible Assignee is not already Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

(b) Any assignment proposed pursuant to clause (a) to any Eligible Assignee (other than a Lender, an Affiliate of a Lender or an Approved Fund) shall be subject to the prior written approval of (i) the Administrative Agent (not to be unreasonably withheld) and (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender, so long as no Default has occurred and is continuing on the date such assignment is to become effective, the Borrowers (such consent not to be unreasonably withheld or delayed). If the consent of the Borrowers to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), each Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers, unless such consent is expressly refused by the Borrowers prior to such tenth Business Day.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall (if not already a Lender) be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender thereunder shall (subject to Section 10.5) be released from its obligations under the Loan Documents, to the extent of the interest assigned by such Lender Assignment Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto, but shall (as to matters arising prior to the effectiveness of the Lender Assignment Agreement) continue to be entitled to the benefits of any provisions of the Loan Documents which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the terms of this Section shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e).

(d) The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (a) of Section 2.7. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time upon reasonable prior notice to the Administrative Agent.

(e) Any Lender may, without the consent of, or notice to, any Person, sell participations to one or more Persons (other than individuals) (a “Participant”) in all or a portion of such Lender’s rights or obligations under the Loan Documents (including all or a portion of the Loans owing to it); provided that, (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) no Participant nor any Lender transferring a participation shall hold Loans of less than $10,000,000 (free and clear of participations) after any such participation is completed and (iv) the Parent, each Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participating interest in any Loans or other interest to a Participant shall, as agent of the Borrowers solely for the purpose of this clause (e), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interest. Any agreement or instrument pursuant to which a Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the rights and remedies of a Lender under the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, take any action of the type described in clauses (a) through (d) or clause (f) of Section 10.1 with respect to Obligations participated in by that Participant. Subject to clause (f), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, but only if such Participant agrees to be subject to Section 4.8 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 4.3, 4.4, 4.5, 4.6, 10.3 or 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower’s prior written consent. A Participant that would be a Non-U.S. Secured Party if it were a Lender shall not be entitled to the benefits of Section 4.6 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with the requirements set forth in Section 4.6 as though it were a Lender. Any Lender that sells a participating interest in any Loans or other interest to a Participant under this Section shall indemnify and hold harmless the Borrowers and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of the Borrowers or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrowers, the Administrative Agent or such Lender, and did in fact so deliver, the applicable form or forms described in clause (e) of Section 4.6 entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) In the event that S&P, Moody’s or Fitch shall, after the date that any Person becomes a Lender (other than a Lender party to this Agreement as of the Effective Date),

downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB, Baa2 or BBB respectively, or the equivalent, then the Borrowers shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee or a financial institution (a “Replacement Lender”) acceptable to the Borrowers and the Administrative Agent (such consents not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing Lender), and upon any such downgrading of any Lender’s long-term certificate of deposit rating, such Lender hereby agrees to transfer and assign (in accordance with this Section) all of its rights and obligations under the Loan Documents to such Replacement Lender; provided that, (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2 through (and including) 4.6, which shall be paid by the Borrowers), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Loan Documents which by their terms survive the termination of this Agreement.

SECTION 10.12. Replacement of Lenders under Certain Circumstances. If at any time

(a) the Borrowers become obligated to pay additional amounts described in Section 4.3, 4.5 or 4.6 as a result of any condition described in such Sections or any Lender ceases to make LIBO Rate Loans,

(b) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers,

(c) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 10.12), or

(d) any Lender becomes a “Defaulting Lender”,

then, the Borrowers may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.11 all of its rights and obligations under this Agreement to a Replacement Lender selected by the Borrowers and consented to (unless the selected Replacement Lender is also an existing Lender) by the Administrative Agent (such consent not to be unreasonably withheld or delayed for a purchase price equal to the outstanding principal amount of such Lender’s Commitments and all accrued interest and fees and other amounts payable hereunder; provided, however, that (x) neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person, (y) in no event shall the Lender hereby replaced be required to pay or surrender to such Replacement Lender or other Person any of the fees received by such Lender hereby replaced pursuant to this Agreement and (z) in the case of a replacement of a Lender to which the Borrowers becomes obligated to pay additional amounts to such Lender prior to such Lender being replaced, the payment of such additional amounts shall be a condition to the replacement of such Lender. Each Lender agrees that if it is replaced pursuant to this Section, it shall execute and deliver to the Administrative Agent a Lender Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Lender Assignment Agreement; provided, however, the failure of any Lender replaced pursuant to this Section to execute a Lender Assignment Agreement shall not render such sale and purchase (and the corresponding assignment) invalid. In the event that (x) the Borrowers or the Administrative Agent has requested the Lenders to consent to a departure from, modification of or waive of any provisions of the Load Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of Lenders (or the Lenders directly affected thereby) in accordance with the terms of Section 10.1 and (z) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”. The Borrowers’ right to replace a Defaulting Lender pursuant to this Section is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrowers against such Defaulting Lender under Applicable Law.

SECTION 10.13. Concerning Joint and Several Liability of the Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each other Borrower.

(b) Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 10.13 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein or in any other Loan Documents, each Borrower hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of its joint and several liability, notice of any Loan made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives, to the fullest extent permitted by applicable law, notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 10.13, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 10.13 it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 10.13 shall not be discharged except by performance and then only to the extent of such performance. To the fullest extent permitted by applicable law, the Obligations of each Borrower under this Section 10.13 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Lender, and the joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 10.13 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 10.13 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 10.13 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Obligor under applicable law.

SECTION 10.14. Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Parent or any of its Affiliates in which the Parent or such Affiliate is not restricted hereby from engaging with any other Person; PROVIDED, HOWEVER, TO THE EXTENT THAT THERE IS ANY CONFLICT OR INCONSISTENCY BETWEEN ANY PROVISION HEREOF, ON THE ONE HAND, AND ANY PROVISION OF ANY OTHER AGREEMENT BETWEEN ANY LENDER AND THE BORROWER OR ANY OTHER OBLIGOR, ON THE OTHER HAND, THIS AGREEMENT SHALL CONTROL.

SECTION 10.15. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.16. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH

LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 10.17. Independence of Covenants and Default Provisions. All covenants and default provisions contained in this Agreement or any other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants or default provisions, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant or default provision shall not, unless expressly so provided in such first covenant or default provision, avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

SECTION 10.18. Counsel Representation. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING THE BORROWER TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENT OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY THE BORROWER.

SECTION 10.19. PATRIOT Act Notification. The following notification is provided to the Parent and the Borrowers pursuant to Section 326 of the PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrowers: When the Borrowers open an account, the Administrative Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower. The Administrative Agent and the Lenders may also ask to see such Borrower’s legal organization documents or other identifying documents.

SECTION 10.20. Effect of Amendment and Restatement of the Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit

Agreement) under the Existing Credit Agreement as in effect immediately prior to the Effective Date and which remain outstanding and (b) the “Obligations” (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing.

SECTION 10.21. Confidential Information. Each of the Arrangers, the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Obligor or their respective Subsidiaries or Affiliates pursuant to this Agreement; provided that nothing herein shall prevent the Arrangers, the Administrative Agent or any Lender from disclosing any such information (a) to the Arrangers, the Administrative Agent, any other Lender or any Affiliate of any thereof, so long as such Affiliate is informed of the confidential nature of the information and instructed to keep such information confidential pursuant to this Section 10.21, (b) to any Participant or assignee of the Loans (each, a “Transferee”) or prospective Transferee, so long as such Transferee is informed of the confidential nature of such information and instructed to keep such information confidential pursuant to this Section 10.21, (c) to any of its employees, directors, agents, attorneys, accountants, and other professional advisors, including, without limitation, any financial advisor, so long as such Person is informed of the confidential nature of the information and instructed to keep such information confidential pursuant to this Section 10.21, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty is informed of the confidential nature of the information and instructed to keep such information confidential pursuant to this Section 10.21), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 10.21, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, (k) with the Parent’s consent or (l) that becomes available to the Arrangers, the Administrative Agent and the Lenders on a non-confidential basis from a source other than a Borrower or the Parent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

HECLA MINING COMPANY, as the Parent

By:	/s/ Phillips S. Baker, Jr.
	Name:	Phillips S. Baker, Jr.
	Title:	President & CEO

HECLA GREENS CREEK MINING COMPANY (f/k/a Kennecott Greens Creek Mining Company), as a Borrower

By:	/s/ Phillips S. Baker, Jr.
	Name:	Phillips S. Baker, Jr.
	Title:	President

HECLA JUNEAU MINING COMPANY, (f/k/a Kennecott Juneau Mining Company) as a Borrower

By:	/s/ James A. Sabala
	Name:	James A. Sabala
	Title:	Vice President & Treasurer

HECLA ALASKA LLC, as a Borrower

By:	/s/ James A. Sabala
	Name:	James A. Sabala
	Title:	Vice President & Treasurer for Managing Member, Hecla Limited

THE BANK OF NOVA SCOTIA, as the Administrative Agent

By:	/s/ Alastair Borthwick
	Name:	Alastair Borthwick
	Title:	Director

By:	/s/ Stella Luna
	Name:	Stella Luna
	Title:	Associate Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Ray Clarke
	Name:	Ray Clarke
	Title:	Managing Director

By:	/s/ Bob Deol
	Name:	Bob Deol
	Title:	Associate Director

ING CAPITAL LLC, as a Lender

By:	/s/ Remko van de Water
	Name:	Remko van de Water
	Title:	Director